Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

This RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of January 24, 2017, by and among (i) Goodman Networks Inc., (“Goodman”), Goodman Network Services, LLC, Minnesota Digital Universe, Inc., Multiband Corporation, Multiband EWM, Inc., Multiband EWS, Inc., Multiband Field Services, Incorporated, Multiband MDU Incorporated, Multiband Special Purpose, LLC, and Multiband Subscriber Services, Inc. (collectively, the “Company”); (ii) the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (the “Noteholders,” and together with their respective successors and permitted assigns and any subsequent Noteholder that becomes party hereto in accordance with the terms hereof, the “Consenting Noteholders”), of the 12.125% Senior Secured Notes due 2018 (the “Secured Notes”); and (iii) the undersigned stockholders of Goodman (collectively, such stockholders, together with any applicable affiliates, the “Consenting Equityholders” and each a “Consenting Equityholder”). As used herein, “Required Consenting Noteholders” shall mean two or more Consenting Noteholders that indirectly or directly hold or control at least 50.1 percent of the aggregate principal amount of Secured Notes (as defined below) held by all of the Consenting Noteholders as of any date of determination. As used herein, “Required Consenting Equityholders” shall mean two or more Consenting Equityholders that indirectly or directly hold or control at least 40.1 percent of the outstanding shares of common stock held by all of the Consenting Equityholders. The Company, the Consenting Noteholders, and the Consenting Equityholders, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, are referred herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Goodman issued, and certain of the entities comprising the Company guaranteed, the Secured Notes pursuant to that certain Indenture, dated as of June 23, 2011, by and among Goodman and Wells Fargo Bank, National Association, as indenture trustee (together with any successors thereto, the “Indenture Trustee,” and such indenture, the “Base Indenture”) and as supplemented by (a) that certain First Supplemental Indenture, dated as of May 22, 2013, by and among Goodman and the Indenture Trustee (the “First Supplemental Indenture”) and (b) that Second Supplemental Indenture, dated as of September 30, 2013, by and among Goodman, certain of the entities comprising the Company as guarantor subsidiaries, and the Indenture Trustee (the “Second Supplemental Indenture,” and together with the Base Indenture and the First Supplemental Indenture, the “Indentures”);

WHEREAS, each Consenting Noteholder is the holder of a Claim (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”)) arising out of, or related to, the Indentures and the Secured Notes (collectively, the “Secured Notes Claims”);

WHEREAS, as of the date hereof, the Consenting Noteholders collectively hold 75.49% of the aggregate outstanding principal amount of the Secured Notes;

WHEREAS, the Consenting Equityholders collectively own 80.2% of the outstanding shares of common stock of Goodman, par value $0.01 per share, as calculated on a fully diluted basis (including any warrants, options, calls or other rights to purchase or subscribe for common stock or voting securities of Goodman or other securities or interests exercisable, exchangeable or convertible into any equity interests or voting securities of Goodman, collectively, the “Equity Interests”);

WHEREAS, the Parties desire to implement a financial restructuring of the existing indebtedness and equity of the Company, in accordance with the terms set forth in the term sheet annexed hereto as Exhibit A (the “Term Sheet,” and such restructuring, the “Restructuring”),1 which will be implemented through a prepackaged Chapter 11 plan of reorganization on terms consistent with the terms and conditions set forth in this Agreement and the Term Sheet (the “Plan”), by commencing cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”);

WHEREAS, this Agreement and the Term Sheet are the product of arm’s-length, good-faith discussions between the Parties and their respective professionals; and

WHEREAS, the Parties, subject to the terms and conditions of this Agreement, desire to express to each other their mutual support and commitment in respect of the matters discussed herein and in the Term Sheet and the Definitive Documents (as defined below).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1. Agreement Effectiveness.

This Agreement shall become effective and binding upon each of the Parties (the “Agreement Effective Date”) at the time at which: (a) the Company shall have executed and delivered counterpart signature pages of this Agreement to Akin Gump Strauss Hauer & Feld LLP (“Akin”), as counsel to the Consenting Noteholders; (b) the Company shall have paid (i) all reasonable and documented out-of-pocket expenses and fees due to Akin and Greenhill & Co., LLC (“Greenhill”) incurred to date in connection with the Restructuring shall have been paid, an additional prepetition retainer in the amount of $400,000 shall have been paid to Akin, and the Company shall have withdrawn its termination of Akin and Greenhill pursuant to letters dated August 2, 2016 and shall have reinstated Akin and Greenhill on the terms set forth in their respective engagement letters (the “Consenting Noteholder Engagement Letters”); (c) the Consenting Noteholders holding at least 66.67% in the aggregate principal amount of the Secured Notes outstanding under the Indentures shall have executed and delivered to Kirkland & Ellis LLP (“K&E”), as counsel to the Company, counterpart signature pages of this Agreement; and (d) each of the Consenting Equityholders shall have executed and delivered to K&E, as counsel to the Company, and to Akin, as counsel to the Consenting Noteholders, counterpart signature pages of this Agreement.

[1]	Capitalized terms not otherwise defined herein have the meaning set forth in the Term Sheet.

2. Term Sheet.

The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein, and may be amended only in accordance with this Agreement. The Term Sheet sets forth the material terms and conditions of the transactions contemplated by the Chapter 11 Cases and the Plan (collectively, and as implemented pursuant to the Definitive Documents, the “Restructuring Transactions”) and is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Term Sheet and this Agreement, this Agreement shall control, and in the event of any inconsistency between the Term Sheet, the Plan, and this Agreement, the Plan shall control.

3. Agreements of the Consenting Noteholders.

Each of the Consenting Noteholders agrees, severally and not jointly, from the Agreement Effective Date through the termination of this Agreement according to the terms set forth herein (the “Restructuring Support Period”), to support the Restructuring Transactions and to act in good faith and take all reasonable actions necessary to consummate the Restructuring in a timely manner, including the following (each covenant to be performed severally and not jointly):

(a) Each Consenting Noteholder agrees (i) to support and take all actions reasonably necessary to support consummation of the Restructuring and the Plan; provided that no such support or actions shall require or obligate any Consenting Noteholder to pay any consideration or incur any expenses, fees, or costs (other than fees and expenses for which the Company is liable pursuant to Section 4(a)(ix)), (ii) not to take any actions inconsistent with the Restructuring, this Agreement, the Term Sheet, or the Plan, and (iii) not to object to, delay, impede, or take any other action to interfere with the Restructuring Transactions, or propose, file, support, or vote for any restructuring, workout, or chapter 11 plan for any entity comprising the Company other than the Restructuring Transactions.

(b) Each Consenting Noteholder agrees to (i) timely vote or cause to be voted (if solicited to do so and by the applicable deadline for doing so) its Secured Notes Claims to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125(g) and 1126 of the Bankruptcy Code, (ii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote may upon written notice to the Company and the other Parties, be revoked (and, upon such revocation, such vote shall be deemed void ab initio) immediately by any Consenting Noteholder at any time following the occurrence of a Termination Event, (iii) timely vote (or cause to be voted) its Secured Notes Claims against, and shall not directly or indirectly, through any person or entity, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of, any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company other than the Plan, or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the solicitation of votes on the Plan, approval of the disclosure statement in connection with the Plan (the “Disclosure Statement”), and the confirmation and consummation of the Plan; (iv) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation); and (v) not direct or otherwise instruct the Indenture Trustee to (A) directly or indirectly oppose or object to the approval of the Disclosure Statement, confirmation of the Plan, and/or consummation of the Plan, and (B) exercise any remedies under the Indenture to the extent that such actions would be materially adverse to the Restructuring and the Plan.

(c) During the Restructuring Support Period, each Consenting Noteholder will forbear from the exercise of any and all Enforcement Actions (as defined below) arising solely on account of the Specified Defaults (as defined below); provided, however, that (i) nothing in this Agreement shall require any Consenting Noteholder to provide any indemnity to the Indenture Trustee, (ii) upon termination of the Restructuring Support Period, subject to the terms of the Plan and the Confirmation Order, each Consenting Noteholder shall be free to exercise any or all rights, remedies or claims arising as a result of any breach or default under the Indenture or the Secured Notes by any entity comprising the Company, including on account of a Specified Default and (iii) except as expressly set forth herein, this Agreement shall not operate as a waiver, amendment or modification of the Indenture or the Secured Notes. As used herein, “Enforcement Actions” means (i) commencement or pursuit of any legal or other action or proceeding against any entity comprising the Company in order to collect any or all of the obligations under the Indentures, (ii) foreclosure or other realization on any or all of the Collateral (as defined in the Indentures), or appropriation, set-off and application to the payment of any or all of the obligations of the Company under the Indentures, and (iii) the taking of any other enforcement action or other exercise of any or all rights and remedies in order to collect any or all of the obligations under the Indentures or any other claims. As used herein, “Specified Defaults” means (i) an Event of Default (as defined in the Indentures) arising under the Indentures as a result of the failure to pay interest due with respect to the Secured Notes on January 1, 2017, and (ii) any and all Events of Default arising under the Indentures as a direct result of commencement of the Chapter 11 Cases in accordance with the terms of this Agreement, or the Company’s actions taken in accordance with the terms of this Agreement, the Plan, and the overall Restructuring. To the extent necessary and as reasonably requested by the Company, each Consenting Noteholder agrees to take any and all action required under the Indentures to direct or otherwise instruct the Indenture Trustee to forbear from the exercise of any and all Enforcement Actions relating to the Specified Defaults or as otherwise required for the consummation of the Restructuring and the Chapter 11 Plan as set forth herein, the Term Sheet, and the Plan. In addition, each of the Parties hereby agrees that, other than as expressly set forth in this Section 3(c), nothing in this Agreement, or the performance of any Consenting Noteholder of its obligations hereunder, constitutes or shall be deemed to constitute a waiver of any of the rights or remedies available to any Consenting Noteholder under the Indenture or the Secured Notes or, any applicable law, all of which are hereby reserved.

(d) Each Consenting Noteholder agrees to (i) support and take all actions necessary or reasonably requested by the Company to facilitate the solicitation of votes on the Plan, approval of customary first-day relief, the Disclosure Statement, and confirmation and consummation of the Plan, and (ii) not take any other action that is materially inconsistent with, or that would delay or obstruct the proposal, solicitation, approval, confirmation, and consummation, as applicable, of customary first-day relief, including any order relating to the use of cash collateral

(the “Cash Collateral Order”), which order shall be acceptable to the Consenting Noteholders, the Disclosure Statement, and/or the Plan. Notwithstanding the foregoing, nothing in this Agreement shall (i) be construed to prohibit any Party from contesting whether any matter or action is a breach of, or is inconsistent with, this Agreement, the Term Sheet or the Definitive Documents, (ii) be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the Agreement Effective Date until the occurrence of a Termination Event applicable to such Party, such appearance and the positions advocated in connection therewith are not for the purpose of hindering, delaying, or preventing the consummation of the transactions contemplated by this Agreement, the Term Sheet and the Definitive Documents or (iii) impair or waive the rights of any party to (x) assert or raise any objection permitted under this Agreement (1) in connection with any hearing on confirmation of the Plan or (2) in the Bankruptcy Court, or (y) prevent such Party from enforcing this Agreement against any other Party.

(e) To the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, each Consenting Noteholder agrees to negotiate in good faith appropriate additional or alternative provisions to address any such impediment.

(f) Each Consenting Noteholder agrees that, for the duration of the Restructuring Support Period, such Consenting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (each, a “Transfer”) in whole or in part, any of the Secured Notes Claims unless the transferee thereof either (i) is a Consenting Noteholder or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Noteholder and to be bound by all of the terms of this Agreement applicable to Consenting Noteholders (including with respect to any and all claims or interests it already may hold against or in the Company prior to such Transfer, which are already subject to this Agreement) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of execution, to (A) K&E, as counsel to the Company and (B) Akin, as counsel to the Consenting Noteholders, in which event (1) the transferee (including the Consenting Noteholder transferee, if applicable) shall be deemed to be a Consenting Noteholder hereunder to the extent of such transferred rights and obligations and (2) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement with respect to the Secured Notes Claims transferred. Each Consenting Noteholder agrees that any Transfer of any Secured Notes Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Consenting Noteholder shall have the right to enforce the voiding of such Transfer. Notwithstanding the foregoing, during the Restructuring Support Period, a Consenting Noteholder may offer, sell or otherwise Transfer any or all of its Secured Notes Claims to any entity that, as of the date of Transfer, controls, is controlled by or is under common control with such Consenting Noteholder; provided, however, that such entity shall automatically be subject to the terms of this Agreement and deemed a Party hereto and shall execute a Joinder Agreement hereto.

(g) Notwithstanding the foregoing, (i) any Consenting Noteholder may Transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in such Secured Notes Claims against the Company to an entity that is acting in its capacity as a Qualified

Marketmaker2 without the requirement that the Qualified Marketmaker be or become a Consenting Lender; provided, that the Qualified Marketmaker subsequently Transfers (by purchase, sale, assignment, participation or otherwise) the right, title or interest in such Secured Notes Claims against the Company to a transferee that is or becomes a Consenting Noteholder by executing a Joinder Agreement and (ii) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in such Secured Notes Claims against the Company that the Qualified Marketmaker acquires from a holder of the Secured Notes Claims that is not a Consenting Noteholder, without the requirement that the transferee be or become a Consenting Noteholder.

(h) Notwithstanding anything to the contrary in this Agreement, this Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Secured Notes Claims, loans or other claims; provided that to the extent that any Consenting Noteholder (i) acquires additional Secured Notes Claims, (ii) holds or acquires any other claims against the Company entitled to vote on the Plan, or (iii) holds or acquires any equity interests in the Company entitled to vote on the Plan, then, in each case, each such Consenting Noteholder shall promptly notify K&E and Akin, and each such Consenting Noteholder agrees that such Secured Notes Claims or other claims or equity interests shall be subject to this Agreement immediately upon purchase whether or not the foregoing notice provision is satisfied and for the duration of the Restructuring Support Period.

For the avoidance of doubt, this Section 3 shall not impose any obligation on the Company to issue any “cleansing” letter or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any Secured Notes Claims.

4. Agreements of the Company.

(a) Affirmative Covenants. The Company agrees, for the duration of the Restructuring Support Period, to:

(i) use its commercially reasonable efforts to implement the Restructuring Transactions in accordance with the applicable milestones set forth on Exhibit C hereto (collectively, the “Milestones”), which Milestones may only be amended in accordance with Section 9 of this Agreement;

(ii) (A) support and take all reasonable actions necessary to facilitate the implementation, solicitation, confirmation and consummation of the Restructuring Transactions and (B) not take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the approval of the Disclosure Statement, the solicitation of votes on the Plan, and the confirmation and consummation of the Plan;

[2]	For the purposes of this Section 3(g), a “Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its affiliates (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company and its affiliates (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Company and its affiliates and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(iii) provide draft copies of all “first day” motions the Company intends to file with the Bankruptcy Court to Akin, as counsel to the Consenting Noteholders, at least three (3) business days prior to the date when the Company intends to file such document and shall consult in good faith with Akin regarding comments to the form and substance of any such proposed filing with the Bankruptcy Court. The Company will use commercially reasonable efforts to provide draft copies of all other material pleadings that the Company intends to file with the Bankruptcy Court to Akin within a reasonable time, but in no event less than 48 hours (or as soon as reasonably practicable given the circumstances), prior to filing such pleading and shall consult in good faith with Akin regarding the form and substance of any such proposed pleading;

(iv) file on the Petition Date such first day motions and pleadings that are reasonably acceptable, in form and substance, to Akin, as counsel to the Consenting Noteholders; provided, however, that the Cash Collateral Order shall be acceptable to the Consenting Noteholders;

(v) use commercially reasonable efforts to timely file with the Bankruptcy Court a formal written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (1) directing the appointment of an examiner with expanded powers or a trustee, (2) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (3) dismissing any of the Chapter 11 Cases, or (4) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(vi) to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(vii) subject to the rights set forth in Section 19 of this Agreement, cease and cause to be terminated any ongoing solicitation, discussions and/or negotiations with respect to any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, equity and/or debt investment, business combination, joint venture, partnership, sale of assets or restructuring of the Company other than as contemplated pursuant to the Plan (an “Alternative Proposal”);

(viii) from and after the date hereof and until the consummation of the Restructuring, operate the business of the Company in the ordinary course and consistent with past practice, other than as contemplated in this Agreement or consistent with effectuating the Plan and (a) keep the Consenting Noteholders reasonably informed about the material operations of the Company, including, without limitation, by making the Company’s senior management team and the Company’s advisors available for telephone conferences to be held weekly or at such other intervals as indicated by the Required Consenting Noteholders, and providing information regarding (1) material business conversations with primary customers, (2) merger or other acquisition proposals and material developments with respect to such proposals, subject to any non-disclosure agreements applicable to such proposals; provided, that the Company shall use commercially reasonable efforts to ensure that any such non-disclosure agreements permit disclosure to the Consenting Noteholders and, to the extent that such non-disclosure agreements do not expressly permit the Company to provide information regarding material developments with respect to merger or other acquisition proposals, that the Company shall use commercially reasonable efforts to obtain a waiver from the counter party to such non-disclosure agreement to permit the Company to share such information with the Consenting Noteholders, (3) material correspondence with any taxing authority, (4) any material correspondence with applicable state and federal MBE certification organizations, (5) any written correspondence and information regarding any material conversations with Dycom Industries, Inc. (“Dycom”) or any of Dycom’s affiliates in relation to the transactions contemplated by that certain Asset Purchase Agreement (as amended, the “Dycom APA”), dated as of June 2, 2016, between Dycom and Goodman, and any other documents executed in connection with the Dycom APA or the transactions contemplated thereby, including any claims for indemnification or retention of escrowed proceeds; (6) any material developments with respect to the negotiation of the Credit Facility (as defined in the Term Sheet) or any other discussions the Company has with any third party regarding such third party providing financing to the Company; and (7) the occurrence of any event which would have required the Company to file an Current Report on Form 8-K with the SEC if such event had occurred prior to the date hereof and (b) provide the Consenting Noteholders such information regarding the operations of the Company or the Restructuring as the Consenting Noteholders may reasonably request from time to time;

(ix) pay all reasonable and documented out-of-pocket expenses and fees of (1) the Consenting Noteholders in connection with the Restructuring, including, without limitation, reasonable and documented out-of-pocket expenses and fees of Akin, Greenhill and all fees and expenses of one local counsel in accordance with the terms of the applicable Consenting Noteholder Engagement Letter, with any balance(s) paid on the Plan Effective Date (as defined in Exhibit C hereto), including, for the avoidance of doubt, the Transaction Fee (as defined in the Greenhill Engagement Letter), provided, however, that prior to the Petition Date, the Company shall pay all reasonable and documented fees and out-of-pocket expenses of Akin and Greenhill accrued as of such time and (2) the Indenture Trustee, including reasonable and documented fees and disbursements of its counsel; and

(x) use commercially reasonable efforts to obtain any required regulatory and/or third-party approvals for the Restructuring, if any.

(b) Negative Covenants. The Company agrees that, for the duration of the Restructuring Support Period, the Company shall not do or permit to occur any of the following without the prior written consent of the Required Consenting Noteholders:

(i) take any action inconsistent with, or omit to take any action required by, this Agreement or the Term Sheet;

(ii) (A) object to or otherwise commence any proceeding opposing any of the terms of this Agreement (including the Term Sheet), or (B) commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay implementation, confirmation, or consummation of the Plan;

(iii) commence an avoidance action or other legal proceeding that challenges the validity, enforceability, or priority of the Secured Notes Claims, or otherwise materially and adversely affects the rights of the Consenting Noteholders (solely in their capacity as holders of the Secured Notes);

(iv) incur or suffer to exist any material indebtedness, except for (x) indebtedness existing and outstanding immediately prior to the date hereof, trade payables, and liabilities arising and incurred in the ordinary course of business, and (y) indebtedness arising under or permitted by the Cash Collateral Order;

(v) incur any material liens or security interests, except in the ordinary course of business or as permitted under the Cash Collateral Order;

(vi) subject to the rights set forth in Section 19 of this Agreement, directly or indirectly, seek, solicit, negotiate, support, engage, initiate or participate in any discussions relating to, or enter into any agreements relating to, or provide any information about the Company for the purpose of entering into, any Alternative Proposal nor shall the Company solicit or direct any person or entity, including, without limitation, any shareholder, member of the board of directors of the Company or any holder of equity in the Company to undertake any of the foregoing;

(vii) make or declare any dividends, distributions or other payments on account of its equity;

(viii) enter into any employment agreement or other agreement (other than form offer letters with respect to new hires) providing for compensation or benefits to any employee of or consultant to the Company with total compensation in excess of $250,000 per year or the entry into any settlement or severance arrangement or agreement with any former employee of or consultant to the Company who received total compensation in excess of $250,000 during such employee’s last 12 months of employment with the Company, other than with respect to employment agreements expressly contemplated by the Term Sheet, in each case, in substantially the form previously delivered to Akin; and

(ix) enter into any new affiliated transactions or make any payments to any of its affiliates, other than with respect to employment agreements expressly contemplated by the Term Sheet and the affiliate transactions listed on Exhibit D, in each case, in substantially the form previously delivered to Akin.

5. Agreements of the Consenting Equityholders.

Each of the Consenting Equityholders agrees, severally and not jointly, and, for the duration of the Restructuring Support Period, to support the Restructuring Transactions and to act in good faith and take all reasonable actions necessary to consummate the Restructuring in a timely manner. In furtherance of the foregoing and not in any way in limitation of the precluding sentence, each of the Consenting Equityholders agrees, severally and not jointly, for the duration of the Restructuring Support Period to:

(a) Each Consenting Equityholder agrees to (i) support and take all reasonable actions necessary to facilitate the implementation, solicitation, confirmation and consummation of the Restructuring and the Plan and (ii) not take any action that is inconsistent with the Restructuring, this Agreement, the Term Sheet or the Plan and (iii) not object to, delay, impede, or take any other action to interfere with the Restructuring Transactions, or propose, file, support, or vote for any restructuring, workout, or Chapter 11 plan for any entity comprising the Company other than the Restructuring Transactions.

(b) Each Consenting Equityholder agrees to (i) timely vote or cause to be voted (if solicited to do so and by the applicable deadline for doing so) its Equity Interests to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125(g) and 1126 of the Bankruptcy Code, (ii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote may be revoked upon written notice to the Company (and, upon such revocation, deemed void ab initio) immediately by any Consenting Equityholder at any time following the occurrence of a Termination Event, (iii) timely vote (or cause to be voted) its Equity Interests against, and shall not directly or indirectly, through any person or entity, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of, any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company other than the Plan, or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the solicitation of votes on the Plan, approval of the Disclosure Statement, and the confirmation and consummation of the Plan, and (iv) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation).

(c) Each Consenting Equityholder agrees to (i) support and take all actions necessary or reasonably requested by the Company or the Required Consenting Noteholders to facilitate the solicitation of votes on the Plan, approval of customary first-day relief, the Disclosure Statement, and confirmation and consummation of the Plan, and (ii) not take any other action that is inconsistent with, or that would delay or obstruct the proposal, solicitation, approval, confirmation, and consummation of customary first-day relief, including any order relating to the Financing Order, the Disclosure Statement, and the Plan. Notwithstanding the foregoing, nothing in this Agreement shall (w) be construed to prohibit any Party from contesting whether any matter or action is a breach of, or is inconsistent with, this Agreement, the Term Sheet or the Definitive Documents, (x) be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the Agreement Effective Date until the occurrence of a Termination Event applicable to such Party, such appearance and the positions advocated in connection therewith are not for the purpose of hindering, delaying, or preventing the consummation of the transactions contemplated by this Agreement, the Term Sheet, and the Definitive Documents or (y) impair or waive the rights of any party to (1) assert or raise any objection permitted under this Agreement (A) in connection with any hearing on confirmation of the Plan or (B) in the Bankruptcy Court or (2) prevent such Party from enforcing this Agreement against any other Party.

(d) To the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, each consenting Equityholder agrees to negotiate in good faith appropriate additional or alternative provisions to address any such impediment.

(e) Each Consenting Equityholder agrees to cease and cause to be terminated any ongoing solicitation, discussions and/or negotiations with respect to any Alternative Proposal.

(f) Each Consenting Equityholder agrees to cause the Company to comply with all of its obligations hereunder, including, without limitations, the Company’s obligations pursuant to Section 4; provided, however, that solely to the extent that any Consenting Equityholder owes fiduciary duties to any Company entity in such Consenting Equityholder’s capacity as an officer or director of any Company entity, the foregoing shall not be construed to restrict such Consenting Equityholder from taking any action in such capacity as an officer or director that is permitted by Section 19 hereof.

(g) Each Consenting Equityholder agrees that, for the duration of the Restructuring Support Period, such Consenting Equityholder shall not Transfer in whole or in part, any of the Equity Interests unless the transferee thereof is a Consenting Equityholder. Each Consenting Equityholder agrees that any Transfer of any Equity Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each Consenting Noteholder shall have the right to enforce the voiding of such Transfer. For the avoidance of doubt, the Transfer of Equity Interests from one Consenting Equityholder to another Consenting Equityholder as permitted hereunder shall in no way release the Consenting Equityholder who Transferred such Equity Interests from any of its obligations hereunder.

(h) Each of the Consenting Equityholders agrees, severally and not jointly, for the duration of the Restructuring Support Period, that the Consenting Equityholders shall not do or permit to occur any of the following without prior written consent of the Required Consenting Noteholders:

(i) take any action inconsistent with, or omit to take any action required by this Agreement or the Term Sheet;

(ii) (A) object to or otherwise commence any proceeding opposing any of the terms of this Agreement (including the Term Sheet), or (B) commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay implementation, confirmation, or consummation of the Plan;

(iii) commence an avoidance action or other legal proceeding that challenges the validity, enforceability, or priority of the Secured Notes Claims, or otherwise adversely affects the rights of the Consenting Noteholders (solely in their capacity as holders of the Secured Notes); and

(iv) directly or indirectly, seek, solicit, negotiate, support, engage, initiate or participate in any discussions relating to, or enter into any agreements relating to, or provide any information about the Company for the purpose of entering into, any Alternative Proposal nor shall any Consenting Equityholder solicit or direct any person or entity, including, without limitation, any affiliate of any Consenting Equityholder, any shareholder, member of the board of directors of the Company or any holder of equity in the Company to undertake any of the following; provided, however, that solely to the extent that any Consenting Equityholder owes fiduciary duties to any Company entity in such Consenting Equityholder’s capacity as an officer or director of any Company entity, the foregoing shall not be construed to restrict such Consenting Equityholder from taking any action in such capacity as an officer or director that is permitted by Section 19 hereof.

(i) Each of the Consenting Equityholders agrees that, for the duration of the Restructuring Support Period, such Consenting Equityholder shall not enter into any shareholder agreement, pledge agreement, security agreement, and/or collateral agreement regarding any of the Equity Interests (collectively, such arrangements and agreements, the “New Equity Agreements”) without the express written consent of the Required Consenting Noteholders; provided that such restriction will not limit any extensions of any Existing Equity Agreements (defined below) so long as such extension is made within 14 calendar days after the Agreement Effective Date.

6. Termination of Agreement.

(a) This Agreement shall terminate upon (i) the receipt of written notice to the Company, delivered in accordance with Section 18 hereof, from the Required Consenting Noteholders at any time after the occurrence and during the continuance of any Noteholder Termination Event (as defined below) or (ii) the receipt of written notice, delivered in accordance with Section 18 hereof, from the Company to the Consenting Noteholders at any time after the occurrence and during the continuance of any Company Termination Event (defined below). Notwithstanding anything to the contrary herein, neither the Required Consenting Noteholders nor the Company may exercise any of its respective termination rights as set forth in Section 6(b) or (c), if either the Required Consenting Noteholders or the Company, as the case may be, has failed to perform or comply in all material respects with the terms and conditions of this Agreement and such failure to perform or comply remains uncured at the time such termination is sought (unless such failure to perform or comply arises as a result of another Party’s actions or inactions) with such failure to perform or comply causing, or resulting in, the occurrence of a Noteholder Termination Event or Company Termination Event, each as specified herein. A “Termination Event” shall mean a Noteholder Termination Event, a Company Termination Event or an Equityholder Termination Event.

(b) A “Noteholder Termination Event” shall mean any of the following:

(i) the failure of the Company to meet any Milestone;

(ii) if any of the Definitive Documents filed with the Bankruptcy Court or otherwise finalized, or become effective, contain terms and conditions that are not materially consistent with this Agreement or otherwise not on terms reasonably acceptable to the Required Consenting Noteholders, and such material inconsistency remains uncured for a period of five (5) business days (to the extent curable) after the receipt of the Company of written notice of such material inconsistency from the Required Consenting Noteholders;

(iii) the breach by the Company and/or any of the Consenting Equityholders of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of the Company and/or any of the Consenting Equityholders set forth in this Agreement, in each case, to the extent that such breach would have an adverse impact on the consummation of the Restructuring pursuant to the terms hereof and such breach remains uncured for a period of five (5) business days (to the extent curable) following the Company’s receipt of notice pursuant to Sections 6(a) and 18 hereof of such breach;

(iv) (A) the failure of any representation or warranty in this Agreement made by the Company and/or any of the Consenting Equityholders (other than the representations and warranties set forth in Section 8(c)(iv)) to be materially true when made or at any time thereafter, or (B) the failure of any representation or warranty in Section 8(c)(iv) of this Agreement made by any Consenting Equityholder to be true in all respects when made or at any time thereafter, and, in each case, such representation or warranty remains to be untrue for a period of five (5) business days (to the extent curable) following the Company’s and such Consenting Equityholder’s, as applicable, receipt of notice pursuant to Sections 6(a) and 18 hereof;

(v) the entry by any Consenting Equity Holder into a New Equity Agreement;

(vi) at any time on or after the date that is 14 calendar days after the Agreement Effective Date, the occurrence of any event or the existence of any circumstance which would (with or without the lapse of time or the giving of notice, or both) permit any person to foreclose on, or commence a proceeding to foreclose on, any of such Consenting Equityholder’s Equity Interests, including, but not limited to, a default under any Existing Equity Agreement;

(vii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within thirty (30) calendar days after such issuance;

(viii) the granting by the Bankruptcy Court of relief terminating, annulling or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to a request to proceed to foreclose on any assets of the Company having an aggregate fair market value in excess of $500,000 or that would adversely affect the Company’s ability to operate its businesses in the ordinary course, provided, however, that any such termination, annulment, or modification was not sought by the Consenting Noteholders; provided, further, that any modification of the automatic stay expressly provided by the Cash Collateral Order shall not constitute a Noteholder Termination Event;

(ix) the entry by the Bankruptcy Court of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases, and such order has not been stayed, reversed, or vacated within thirty (30) calendar days;

(x) the filing by the Company or any Consenting Equityholder of any plan of reorganization and/or disclosure statement that is not, within the reasonable judgment of the Required Consenting Noteholders, consistent with the Term Sheet in all material respects;

(xi) the commencement of an involuntary case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company or any of its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect, provided, that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(xii) the occurrence of any of the following: (A) the Company voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except as provided for in this Agreement; (B) the Company consenting to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above; (C) the Company filing an answer admitting the material allegations of a petition filed against it in any such proceeding; (D) the Company applying for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company for a substantial part of its assets; (E) the Company making a general assignment or arrangement for the benefit of creditors; or (F) the Company taking any corporate action for the purpose of authorizing any of the foregoing.

(xiii) (A) a filing by the Company or any Consenting Equityholder of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of, the Secured Notes Claims and/or the liens securing the Secured Notes Claims or asserting any other claim or cause of action against and/or with respect to (1) the Secured Notes Claims, (2) the prepetition liens securing the Secured Notes Claims or (3) any of the Consenting Noteholders (or if the Company supports any such motion, application or adversary proceeding commenced by any third party) or (B) the entry of an order of the Bankruptcy Court providing relief adverse to the interests of any Consenting Noteholders with respect to any of the foregoing claims, causes of action or proceedings;

(xiv) the amendment, modification of, or the filing of a pleading by the Company or any Consenting Equityholder that seeks to amend or modify the Plan, the Disclosure Statement or any of the other Definitive Documents, in a manner that is materially inconsistent with this Agreement or the Term Sheet;

(xv) the granting by the Bankruptcy Court of relief that is inconsistent with this Agreement or the Plan in any respect (in each case with such amendments and modifications as have been effected in accordance with the terms hereof) and such relief has an adverse impact on the treatment of the Secured Notes Claims and the rights afforded to the Consenting Noteholders under this Agreement and the Plan, as determined by the Consenting Noteholders in their reasonable discretion and in consultation with the Company;

(xvi) the filing, proposal or support by the Company or any Consenting Equityholder of any plan of liquidation, asset sale of all or substantially all of the Company’s assets or plan of reorganization other than the Plan;

(xvii) prior to the filing of the Chapter 11 Cases, an Event of Default (other than a Specified Default) under the Indenture occurs, which, solely with respect to Events of Default to not have a cure period in the Indenture, remains uncured for five (5) days;

(xviii) three (3) business days after the Company furnishes the Consenting Noteholders with written notice (in accordance with Section 18 and 19) of its intent, in the exercise of its fiduciary duties pursuant to the proviso in Section 19, to take any action that is prohibited hereunder or to refrain from taking any action that is required hereunder;

(xix) the sale or attempted sale of Equity Interests by any Consenting Equityholder in violation of Section 5(g) hereof;

(xx) the revenue generated from any customer of the Company, representing 25% or greater of the Company’s forecast 2017 revenue, either (i) decreases 17.5% percent when compared to the prior year’s corresponding quarterly period pro forma for the sale of assets to Dycom or (ii) decreases 17.5% percent when compared to the Company’s forecast;

(xxi) any customer of the Company, representing 25% or greater of the Company’s forecast 2017 revenue, provides notice to the Company (which notice shall be promptly provided to the Required Consenting Noteholders) that it is formally terminating or materially reducing its business relationship with the company.

(xxii) if, by at any time on or following the date that is 30 calendar days after the Petition Date, all tax liabilities asserted in the amount of $5,000,000 or greater have not been resolved in a manner acceptable to the Company and the Required Consenting Noteholders; or (xxiii) if, at any time on or following the date that is 30 calendar days after the Petition Date more than $5,000,000 of Incremental Claims have been asserted against the Company, and the Required Consenting Noteholders determine, in their reasonable discretion and in good-faith consultation with the Company, that the aggregate allowed amount of Incremental Claims will exceed $5,000,000. “Incremental Claims” shall mean administrative, priority and/or general unsecured claims that are not set forth on Exhibit E attached hereto and shall, for the avoidance of doubt, (a) include any claims asserted in connection with litigation to which the Company is a party, whether such litigation was or is filed before, on or after the date hereof and (b) exclude any ordinary course vendor, employee and accrual claims that are incremental to the claims listed on Exhibit E; provided, however, that whether a claim constitutes an ordinary course vendor, employee or accrual claim that is incremental to the claims listed on Exhibit E (and whether such claim shall be included in the calculation of Incremental Claims) shall be determined by the Required Consenting Noteholders in their sole discretion.

(c) A “Company Termination Event” shall mean any of the following:

(i) the breach by any Consenting Noteholder of any of the representations, warranties or covenants of such Consenting Noteholder set forth in this Agreement to the extent such breach would have a material adverse impact on the consummation of the Restructuring, and which breach remains uncured for a period of five (5) business days after the receipt by the Consenting Noteholders from the Company of written notice of such breach, a copy of which shall be provided to Akin, as counsel to the Consenting Noteholders;

(ii) the election to terminate this Agreement pursuant to the conditions set forth in Section 19; and

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within thirty (30) calendar days after such issuance.

Notwithstanding anything herein to the contrary, it shall not be a Company Termination Event if any Consenting Noteholder breaches any of the representations, warranties, or covenants of such Consenting Noteholder set forth in this Agreement to the extent that the non-breaching Consenting Noteholders continue to hold in excess of 66.67% of the aggregate outstanding principal amount of the Secured Notes.

(d) An “Equityholder Termination Event” shall mean any of the following:

(i) the breach by the Consenting Noteholders of any of the representations, warranties or covenants of the Consenting Noteholders set forth in this Agreement to the extent such breach would have a material adverse impact on the consummation of the Restructuring, and which breach remains uncured for a period of five (5) business days after the receipt by the Consenting Noteholders from the Company of written notice of such breach, a copy of which shall be provided to Akin, as counsel to the Consenting Noteholders; and

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within thirty (30) calendar days after such issuance.

Notwithstanding anything herein to the contrary, it shall not be an Equityholder Termination Event if any Consenting Noteholder breaches any of the representations, warranties, or covenants of such Consenting Noteholder set forth in this Agreement to the extent that the non-breaching Consenting Noteholders continue to hold in excess of 66.67% of the aggregate outstanding principal amount of the Secured Notes.

(e) Mutual Termination. This Agreement may be terminated by mutual agreement of the Company, the Required Consenting Noteholders, and the Required Consenting Equityholders upon the receipt of written notice delivered in accordance with Section 18 hereof.

(f) Termination upon Consummation of the Restructuring. This Agreement will terminate automatically upon the consummation of the Restructuring contemplated by this Agreement, including the Plan Effective Date.

(g) Effect of Termination. Subject to the proviso contained in Section 6(a) hereof, upon the effective date of a termination of this Agreement in accordance with this Section 6, and except as provided in Section 12 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Indenture, and any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party from any obligations under this Agreement which expressly survive termination pursuant to Section 12 or from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, any and all consents, waivers and votes delivered by a Consenting Noteholder automatically shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Company or any other party. Upon any such termination, the fee and expense reimbursements required by Section 4(a)(ix) shall be payable immediately for all work through the date of such termination upon submission of reasonably detailed invoices (redacted as reasonably necessary to preserve privilege).

7. Definitive Documents; Good Faith Cooperation; Further Assurances.

(a) Each Party hereby covenants and agrees to cooperate with each other Party in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, implementation and consummation of the Plan, as applicable, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents.

(b) The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Definitive Documents”) shall include:

(i) the Plan;

(ii) the Disclosure Statement;

(iii) any other solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”);

(iv) the order of the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Order”);

(v) the order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”);

(vi) the Cash Collateral Order;

(vii) the Amended Credit Facility;

(viii) the Shareholders Agreement;

(ix) the Amended and Restated Certificate of Incorporation;

(x) the Amended and Restated Bylaws;

(xi) all documentation required to implement the New Notes (collectively, the “New Note Indenture”); and

(xii) all documentation required to implement the PIK Preferred Stock and the New Voting Common Stock (collectively, the “New Equity Documentation”).

(c) The Definitive Documents identified in Section 7(b) of this Agreement will, after the Agreement Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties and covenants consistent with the terms of this Agreement (including the Term Sheet) in all respects, and shall otherwise be in form and substance satisfactory to the Company, the Required Consenting Noteholders, and the Required Consenting Equityholders; provided, however, that:

(i) the Solicitation Materials, the Cash Collateral Order, the Amended Credit Facility, and the New Note Indenture need only to be acceptable to the Company and the Required Consenting Noteholders in all respects; and

(ii) the Shareholders Agreement, the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and the New Equity Documentation need only to be acceptable to the Company, the Required Consenting Equityholders, and the Required Consenting Noteholders in all respects; provided, however, that the Parties shall use reasonable best efforts to ensure that such Definitive Documents do not violate the Company’s state and federal MBE certification requirements.

(d) The Parties agree to work in good faith to ensure that the Definitive Documents are consistent with state and federal MBE certification requirements. The Parties further agree to work in good faith to resolve any material state tax liability of the Company.

8. Representations and Warranties.

(a) Representations of the Company. Each entity comprising the Company, jointly and severally, represents and warrants that, from the Agreement Effective Date through the termination of this Agreement:

(i) such entity is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder;

(ii) the execution, delivery, and performance by such entity of this Agreement has been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(iii) the execution, delivery, and performance by such entity of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iv) the execution, delivery, and performance by such entity of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Securities and Exchange Commission (the “SEC”) or any HSR filing requirements;

(v) this Agreement is the legally valid and binding obligation of each entity, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court;

(vi) no such entity is party to any contract, agreement, commitment, understanding or other obligation (written or oral) with any other person with respect to any Alternative Proposal;

(vii) the Company has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933 (the “Securities Act”) since December 31, 2013 (the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports; provided, however, that, for the avoidance of doubt, nothing herein shall obligate the Company after the Agreement Effective Date to continue to be subject to the public reporting requirements under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any other applicable securities rules and regulations; provided, further, that the Company shall make all necessary filings after the Agreement Effective Date to cease to be subject to such public reporting requirements. No such entity is in breach of, or default under the Indenture (other than the Specified Defaults) and there exists no event of default (other than the Specified Defaults) or circumstance which would, with the passage of time or the giving of notice or both, result in a default or event of default, under the Indenture. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

(viii) the consolidated financial statements of the Company contained in the Company Reports were prepared (A) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (B) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in shareholder’s equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments);

(ix) no director or officer of such entity has actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement; and

(x) none of the material or information contained in this Agreement or in the Definitive Documents, when read or considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to prevent the statements made herein or therein when taken as a whole from being materially misleading.

(b) Consenting Noteholder Representations. Each Consenting Noteholder severally, and not jointly, represents and warrants to the Company that the following statements are true, correct and complete as of the Agreement Effective Date (or as of the date a Consenting Noteholder becomes a party hereto) and through the termination of this Agreement:

(i) such Consenting Noteholder is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder;

(ii) the execution, delivery, and performance by such Consenting Noteholder of this Agreement has been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(iii) the execution, delivery, and performance by such Consenting Noteholder of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iv) such Consenting Noteholder is not party to any contract, agreement, commitment, understanding, or other obligation (written or oral) with any other person with respect to any Alternative Proposal;

(v) the execution, delivery, and performance by such Consenting Noteholder of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Securities and Exchange Commission or any HSR filing requirements;

(vi) this Agreement is the legally valid and binding obligation of such Consenting Noteholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court;

(vii) such Consenting Noteholder (A) is the beneficial owner of the aggregate principal amount of Secured Notes set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Noteholder that becomes a party hereto after the date hereof), and/or (B) has, with respect to the beneficial owners of such Secured Notes, (1) sole investment or voting discretion with respect to such Secured Notes, (2) full power and authority to vote on and consent to matters concerning such Secured Notes or to exchange, assign and transfer such Secured Notes, and (3) full power and authority to bind or act on the behalf of, such beneficial owners; and

(viii) such Consenting Noteholder (A) is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act or (ii) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (B) understands that the securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and that such securities, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, are not being acquired with a view towards distribution and are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (C) has such knowledge and experience in financial and business matters that such Consenting Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

(c) Consenting Equityholder Representations. Each Consenting Equityholder, severally and not jointly, represents, warrants and covenants that, from the Agreement Effective Date through the termination of this Agreement:

(i) such Consenting Equityholder owns the number of Equity Interests set below its signature on the signature pages attached hereto;

(ii) other than pursuant to (A) this Agreement, (B) solely with respect to Consenting Equityholders who are members of the Goodman MBE Group, any equity pledge agreement, security agreement and/or collateral agreement in existence as of the date hereof that has been reviewed by Akin (collectively, such agreements, the “Existing Equity Agreements”) and (C) solely with respect to Consenting Equityholders who are not members of the Goodman MBE Group, any equity pledge agreement, security agreement and/or collateral agreement, such Equity Interests are owned by such Consenting Equityholder are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Equityholder’s performance of its obligations under this Agreement at the time such obligations are required to be performed;

(iii) nothing contained in any Existing Equity Agreement adversely affects in any way such Consenting Equityholder’s performance of its obligations under this Agreement at the time such obligations are required to be performed;

(iv) with respect to each Consenting Equityholder that is a member of the Goodman MBE Group (as defined in the Term Sheet), (A) nothing contained in any Existing Equity Agreement violates or places in jeopardy the Company’s state or federal MBE certification, (B) such Consenting Equitholder is not in material breach, material violation or material default of any Existing Equity Agreement to which such Consenting Equityholder is a party, and (C) no event has occurred or circumstance exists which would (with or without the lapse of time or the giving of notice, or both) permit any person to foreclose on, or commence a proceeding to foreclose on, any of such Consenting Equityholder’s Equity Interests;

(v) (A) each such Consenting Equityholder that is not a natural person is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder and (B) each such Consenting Equityholder that is a natural person is an adult with full power to enter into this Agreement and carry out the transactions contemplated hereby and perform his or her obligations hereunder;

(vi) the execution, delivery, and performance by such Consenting Equityholder of this Agreement has been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(vii) the execution, delivery, and performance by such Consenting Equityholder of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(viii) the execution, delivery, and performance by each such Consenting Equityholder of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Securities and Exchange Commission or any HSR filing requirements;

(ix) this Agreement is the legally valid and binding obligation of such Consenting Equityholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court;

(x) such Consenting Equityholder (A) is the beneficial owner of the aggregate number of shares of Equity Interests set forth below its name on the signature page hereof, and/or (B) has, with respect to the beneficial owners of such Equity Interests, (1) sole investment or voting discretion with respect to such Equity Interests, (2) full power and authority to vote on and consent to matters concerning such Equity Interests or to exchange, assign and transfer such Equity Interests, and (3) full power and authority to bind or act on the behalf of, such beneficial owners;

(xi) such Consenting Equityholder (A) is an accredited investor as defined in Rule 501 under the Securities Act, (B) understands that the securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and that such securities, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, are not being acquired with a view towards distribution and are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Equityholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (C) has such knowledge and experience in financial and business matters that such Consenting Equityholder is capable of evaluating the merits and risks of entering into this Agreement and the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with such investment;

(xii) such Consenting Equityholder does not have any Claims against the Company, except for the indemnification claims and compensation claims set forth on Exhibit F; and

(xiii) with respect to each Consenting Equityholder that is a member of the Goodman MBE Group, such Consenting Equityholder is not a party to any shareholder agreement, security agreement and/or collateral agreement regarding any of the Equity Interests, other than the Existing Equity Agreements.

9. Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except in a writing signed by the Company, the Required Consenting Noteholders, and the Required Consenting Equityholders; provided, that any change, modification, or amendment to this Agreement, the Term Sheet or, if applicable, the Plan that treats or affects any Consenting Noteholder in a manner that is disproportionately adverse, on an economic or non-economic basis, to the manner in which any of the other affected Consenting Noteholders are treated shall require the written consent of such Consenting Noteholder.

10. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

(b) Each of the Parties agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages may not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorney’s fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

12. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 12 and Sections 4(a)(ix), 6(g), 10, 11, 14, 15, 16, 18, 19, 20, 22, 23, 24 and 25 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Noteholders in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement prior to termination of this Agreement according to the terms herein shall survive such termination.

13. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

14. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 14 shall be deemed to permit Transfers of the Secured Notes, Secured Notes Claims or the Equity Interests, in each case, other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several, except, in each case, as expressly set forth herein.

15. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

16. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any effective confidentiality agreements heretofore executed between the Company and each Consenting Noteholder shall continue in full force and effect subject to the terms thereof.

17. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

18. Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1) If to the Company, to:

Goodman Networks Incorporated
2801 Network Blvd., Suite 300
Frisco, TX 75034
Fax:	(972) 243-3931
Attention:	Anthony J. Rao
(arao@goodmannetworks.com)

With a copy to:

Kirkland & Ellis LLP (as counsel to the Company)
300 North LaSalle Street
Chicago, IL 60654
Fax: (312) 862-2200
Attention:	Patrick J. Nash Jr., P.C.
(patrick.nash@kirkland.com)
Joseph Graham, Esq.
(joe.graham@kirkland.com)

-and-

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Fax: (212) 446-4900
Attention:	Alexander N. Cross, Esq.
(alex.cross@kirkland.com)

(2) If to a Consenting Noteholder, to the addresses or facsimile numbers set forth below following the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Akin Gump Strauss Hauer & Feld LLP (as counsel to the Consenting Noteholders)
One Bryant Park
Bank of America Tower
New York, NY 10036
Fax: (212) 872-1002
Attention:	Michael S. Stamer, Esq.
(mstamer@akingump.com)
Meredith Lahaie, Esq.
(mlahaie@akingump.com)

(3) If to a Consenting Equityholder, to the addresses or facsimile numbers set forth below following the Consenting Equityholder’s signature (or as directed by any transferee thereof).

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

19. Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, (a) the board of directors, the board of managers, or any such similar governing body of any Company entity shall be permitted to take (or permitted to refrain from taking) any action with respect to the covenants and agreements set forth in this Agreement to the extent such board of directors, board of managers, or such similar governing body determines in its sole discretion, after consultation with its outside legal counsel, and based on the advice of such counsel, that taking such action, or refraining from taking such action, as applicable, is necessary to comply with its applicable fiduciary duties, and (b) the officers and employees of each Company entity shall not be required to take (or refrain from taking) any actions inconsistent with applicable law; provided, that (x) to the extent that any such action or the refraining from taking any such action would be reasonably likely to result in a breach of this Agreement, the Company shall give the Consenting Noteholders not less than three (3) business days prior written notice and (y) if any such action or refraining from taking any such action results in a breach of this Agreement, then the Company (upon the expiration of the three (3) business day notice period set forth in clause (x) above) may terminate this Agreement as set forth in Section 6(c)(ii) (it being understood that the specific performance provisions of Section 11 shall not be applicable to the parties with respect to their rights under this Section 19).

20. Reservation of Rights; No Admission.

(a) Nothing contained herein shall: (i) limit (A) the ability of any Consenting Noteholder to consult with other Consenting Noteholder, the Company, or any Consenting Equityholder or (B) the rights of any Consenting Noteholder under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent in all material respects with such Consenting Noteholder’s obligations hereunder or under the terms of the Plan and are not for the purpose of hindering, delaying or preventing the confirmation or consummation of the Restructuring Transactions; (ii) limit the ability of any Consenting Noteholder to sell or enter into any transactions in connection with the Secured Notes or any other claims against or interests in the Company, subject to the terms of Sections 3(e) and 3(g) hereof; (iii) limit the rights of any Consenting Noteholder under the Indentures, or any agreements executed in connection with the Indentures to the extent not inconsistent with this Agreement, the Term Sheet, or the Restructuring or (iv) constitute a waiver or amendment of any provision of the Indenture, or any agreements executed in connection with the Indentures, subject to the terms of Section 9 hereof.

(b) Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company. This Agreement and the Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

21. No Solicitation; Representation by Counsel; Adequate Information.

(a) This Agreement is not and shall not be deemed to be a solicitation to tender or exchange any of the Secured Notes or a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Consenting Noteholders and the Consenting Equityholders with respect to the Plan will not be solicited until such Consenting Noteholder or such Consenting Equityholder has received the Disclosure Statement and Solicitation Materials, each as approved by the Bankruptcy Court.

(b) Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

22. Certain Rights and Acknowledgements.

(a) If the transactions contemplated by this Agreement and in the Term Sheet are not consummated as provided herein, if a Noteholder Termination Event or a Company Termination Event occurs, or if this Agreement is otherwise terminated for any reason, each Consenting Noteholder, the Company, and each Consenting Equityholder fully reserve any and all of their respective rights, remedies and interests under (to the extent applicable) the Secured Notes, the Indentures, the Equity Interests, applicable law and in equity; provided, however, that each Consenting Noteholder agrees that neither the execution of this Agreement by the Company nor the implementation of the transactions contemplated by this Agreement and the Term Sheet shall constitute a Default or Event of Default (in each case under and as defined in the Indentures).

(b) Notwithstanding anything herein to the contrary, the Parties acknowledge that the support of any Consenting Noteholder contained in this Agreement relates solely to such Consenting Noteholder’s rights and obligations as a Consenting Noteholder under the Secured Notes and the Indentures and does not bind such Consenting Noteholder or its affiliates with respect to any other indebtedness owed by the Company or any of its subsidiaries and affiliates to such Consenting Noteholder or any affiliate of such Consenting Noteholder (for the avoidance of doubt, if the Consenting Noteholder is specified on the relevant signature page as a particular group or business within an entity, “Consenting Noteholder” shall mean such group or business and shall not mean the entity or its affiliates, or any other desk or business thereof, or any third party funds advised thereby). For purposes of this Agreement, (x) Secured Notes Claims that are held by such Consenting Noteholder in a fiduciary or similar capacity and (y) Secured Notes Claims held by a Consenting Noteholder in its capacity as a broker, dealer or market maker of “Notes” under and as defined in the Indentures (the “Notes”) or any other claim against or security in the Company (including any Notes or claims held in inventory with respect to such broker, dealer or market-making activities, provided, that the positions with respect to such Notes or claims are separately identified on the internal books and records of such Consenting Noteholder) shall not, in either case (x) or (y), be bound by or subject to this Agreement unless otherwise reflected on its signature page hereto or on the schedule attached to its Joinder (as applicable).

23. Acknowledgments; Obligations Several.

Notwithstanding that this Agreement is being executed by multiple Consenting Noteholders, the obligations of the Consenting Noteholders under this Agreement are several and neither joint nor joint and several. No Consenting Noteholder shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Noteholder under this Agreement, and nothing contained herein, and no action taken by any Consenting Noteholder pursuant hereto shall be deemed to constitute the Consenting Noteholders as a partnership, an association or joint venture of any kind, or create a presumption that the Consenting Noteholders are in any way acting other than in their individual capacities. None of the Consenting Noteholders shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Noteholder acknowledges that no other Consenting Noteholder will be acting as agent of such Consenting Noteholders in connection with monitoring such Consenting Noteholder’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any the other transaction documents to be entered into in connection with the consummation of the Restructuring. Each Party agrees and acknowledges that this Agreement does not constitute a commitment to, nor shall it obligate any of the Parties to, provide any new financing or credit support, except to the extent expressly provided in the Cash Collateral Order.

24. Interpretation.

This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. In this Agreement, unless the context otherwise requires (a) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words, (b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication, (c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa, (d) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits attached hereto, and not to any provision of this Agreement, (e) the term this “Agreement” shall be construed as a reference to this Agreement, including the exhibits attached hereto, as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented in accordance with its terms, and (f) time is of the essence in the performance of the obligations of each of the Parties.

25. Publicity

The Company and the Consenting Equityholders shall not (a) use the name of any Consenting Noteholder in any press release without such Consenting Noteholder’s prior written consent or (b) disclose to any person, other than legal, accounting, financial and other advisors to the Company or except as may be ordered by the Bankruptcy Court, the principal amount or percentage of Secured Noteholder Claims held by any Consenting Noteholder or any of its respective subsidiaries; provided, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of Secured Noteholder Claims held by the Consenting Noteholders as a group including, without limitation, to any party-in-interest, in any motion or other bankruptcy court pleading seeking approval of any aspect of the Plan or Restructuring Transactions, or as otherwise required by law or regulation. Notwithstanding the foregoing, and as soon as reasonably practicable given the circumstances, the Company will submit to Akin all press releases, public filings, public announcements or other communications with any news media in each case to be made by the Company relating to this Agreement or the transactions contemplated hereby and any amendments thereof for prior review by the Consenting Noteholders, which shall not be unreasonably delayed, and the Company shall consult in good faith with Akin regarding comments to the form and substance of such submission. The Consenting Noteholders shall not use the name of the Company or the Consenting Equityholders in any press release without the Company’s and/or the Consenting Equityholders’, as the case may be, prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing contained herein shall be deemed to waive, amend or modify the terms of any effective confidentiality or non-disclosure agreement between the Company and any Consenting Noteholders, including the confidentiality and non-disclosure provisions contained in the Indentures, as applicable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

GOODMAN NETWORKS INC.

By:

Name:	John Goodman

Title:	CEO

MINNESOTA DIGITAL UNIVERSE, INC.

By:

Name:	John Goodman

Title:	CEO

MULTIBAND CORPORATION

By:

Name:	John Goodman

Title:	CEO

[Signature Page to Restructuring Support Agreement]

MULTIBAND EWM, INC.

By:

Name:	John Goodman

Title:	CEO

MULTIBAND EWS, INC.

By:

Name:	John Goodman

Title:	CEO

MULTIBAND FIELD SERVICES, INCORPORATED

By:

Name:	John Goodman

Title:	CEO

MULTIBAND MDU INCORPORATED

By:

Name:	John Goodman

Title:	CEO

[Signature Page to Restructuring Support Agreement]

MULTIBAND SPECIAL PURPOSE, LLC

By:

Name:	John Goodman

Title:	CEO

MULTIBAND SUBSCRIBER SERVICES, INC,

By:

Name:	John Goodman

Title:	CEO

GOODMAN NETWORK SERVICES, LLC

By:

Name:	John Goodman

Title:	CEO

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Term Sheet

Execution Version

GOODMAN NETWORKS INCORPORATED, ET AL.

RESTRUCTURING TERM SHEET

January 24, 2017

THIS TERM SHEET (THE “TERM SHEET”) DESCRIBES THE PRINCIPAL TERMS OF PROPOSED RESTRUCTURING AND RECAPITALIZATION TRANSACTIONS (COLLECTIVELY, THE “RESTRUCTURING”) PURSUANT TO WHICH GOODMAN NETWORKS INC. (“GOODMAN”) AND CERTAIN OF GOODMAN’S SUBSIDIARIES (TOGETHER, WITH GOODMAN, THE “COMPANY”)1 WILL RESTRUCTURE THEIR CAPITAL STRUCTURE THROUGH A PREPACKAGED PLAN OF REORGANIZATION (THE “PLAN”) FILED IN CONNECTION WITH VOLUNTARY CASES (THE “CHAPTER 11 CASES”) COMMENCED BY THE COMPANY UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”) IN THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS (THE “BANKRUPTCY COURT”).2

THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE PLAN AND OTHER DEFINITIVE DOCUMENTATION GOVERNING THE RESTRUCTURING. SUCH DEFINITIVE DOCUMENTS SHALL SATISFY THE REQUIREMENTS OF ALL APPLICABLE SECURITIES LAWS, THE BANKRUPTCY CODE, AND THIS TERM SHEET.

THIS TERM SHEET IS PROVIDED IN CONFIDENCE AND MAY BE DISTRIBUTED ONLY WITH THE EXPRESS WRITTEN CONSENT OF THE CONSENTING NOTEHOLDERS (AS DEFINED HEREIN) AND THE COMPANY. THIS TERM SHEET IS PROVIDED IN THE NATURE OF A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS TERM SHEET IS ENTITLED TO THE PROTECTIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION AND INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS. FURTHER, NOTHING IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR BINDING ON THE CONSENTING NOTEHOLDERS, THE COMPANY, OR THEIR RESPECTIVE AFFILIATES.

[1]	As used herein, the “Company” includes Goodman, Goodman Network Services, LLC, Minnesota Digital Universe, Inc., Multiband Corporation, Multiband EWM, Inc., Multiband EWS, Inc., Multiband Field Services, Incorporated, Multiband MDU Incorporated, Multiband Special Purpose, LLC, Multiband Subscriber Services, Inc., Goodman Networks Services, LLC, and Goodman Networks GMBH.
[2]	This Term Sheet does not constitute an offer of securities or a solicitation of the acceptance or rejection of a chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code. Any such offer or solicitation will comply with all applicable securities laws and/or provisions of the Bankruptcy Code.

Overview

Restructuring Summary

(i) The Company, (ii) John Goodman, Jason Goodman, James Goodman, and Jonathan Goodman (collectively, such individuals, with any applicable affiliates, the “Goodman MBE Group”), and (iii) certain holders of the Company’s 12.125% Senior Secured Notes due 2018 (collectively, such notes, the “Secured Notes,” and such holders, the “Consenting Noteholders”) have agreed to support the Restructuring of the Secured Notes and the Company’s other liabilities. As described in greater detail herein, the Consenting Noteholders agree to exchange their Secured Notes for a partial cash paydown and certain debt and equity securities distributed through the Plan.

The Company, each Consenting Noteholder, and the Goodman MBE Group shall support the Plan, and each Consenting Noteholder and each member of the Goodman MBE Group shall vote its Claims (as defined in section 101(5) of the Bankruptcy Code) and interests to accept the Plan, in each case subject to the Restructuring Support and Forbearance Agreement, dated as of January 24, 2017 (the “RSA”), by and among the Company, the Consenting Noteholders party thereto from time to time, and the Goodman MBE Group.

Implementation of the Restructuring

The Restructuring shall be implemented through the prepackaged Chapter 11 Cases and pursuant to the terms of this Term Sheet and the RSA. As of January 24, 2017 (the “RSA Effective Date”), the Company, the Consenting Noteholders holding in the aggregate no less than 66.67% of the outstanding principal amount of Secured Notes, and the Goodman MBE Group (together with their affiliates) have entered into the RSA. As used herein, the “Required Consenting Noteholders” means two or more Consenting Noteholders that indirectly or directly hold or control at least 50.1% of the aggregate principal amount of Secured Notes held by all Consenting Noteholders as of any date of determination.

Following the RSA Effective Date, the Company will solicit votes and acceptances on the Plan, commence the Chapter 11 Cases, and pursue consummation of the Plan pursuant to the timeline set forth in the RSA. The Plan and the disclosure statement describing the Plan shall be filed contemporaneously with the commencement of the Chapter 11 Cases or as soon thereafter as is practicable, but no event later than the date set forth in the RSA. The Plan shall be in all material respects consistent with this Term Sheet and the RSA.

As used herein, the “Plan Effective Date” shall mean the effective date of the Plan if the Chapter 11 Cases are commenced as provided in this Term Sheet.

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Indebtedness to be Restructured	•

Credit Facility Claims: the principal amount outstanding under that certain Credit and Security Agreement (as amended, restated, or otherwise modified from time to time, the “Credit Agreement,” and such credit facility, the “Credit Facility”), dated as of July 29, 2016, by and among Goodman, the other borrowers party thereto, Midcap Financial Trust, as administrative agent (the “Administrative Agent”), and the lenders party thereto; and

• Secured Notes Claims: $325 million in aggregate principal amount (collectively, the “Secured Notes Claims”) outstanding under that certain Indenture (as amended, restated, or otherwise modified from time to time), dated as of June 23, 2011, providing for the issuance of the Secured Notes, by and between Goodman and Wells Fargo Bank, National Association, as trustee (the “Indenture Trustee”).

Treatment of Claims and Interests

Administrative Claims Priority Tax Claims Other Priority Claims Other Secured Claims	All such claims shall be paid in full in cash or receive such other customary treatment that renders such claims unimpaired under the Bankruptcy Code.

Credit Facility Claims	The Credit Agreement shall be amended, extended, and restated (such amended and restated credit facility, the “Amended Credit Facility”) on terms acceptable to the lenders under the Credit Agreement, the Required Consenting Noteholders, the Company, and the Required Consenting Equityholders (as defined in the RSA).

Secured Notes Claims	All holders of Secured Notes Claims shall receive their pro rata share of the following consideration on or as soon as reasonably practicable after the Plan Effective Date:
• Cash Paydown: $25 million in cash;
•

New Notes: $112.5 million aggregate principal amount of new 8% senior secured notes due 2022 (the “New Notes”). The New Notes shall have a first-priority lien on substantially all of reorganized Goodman’s (“Reorganized Goodman”) assets other than those securing the Amended Credit Facility and a second-priority lien on the collateral securing the Amended Credit Facility. The New Notes shall have customary terms, covenants, and reporting provisions to be agreed upon by the Company, the Required Consenting Equityholders, and the Required Consenting Noteholders. Such terms shall include, but not be

3

limited to, limitations on indebtedness subject to customary credit facility carve-outs, restrictions on certain payments including equity distributions and limitations on permitted investments.

•	PIK Preferred Stock: New Payment-in-Kind Preferred Stock having an initial liquidation value of $80 million (the “PIK Preferred Stock,” and such PIK Preferred Stock distributed to the holders of the Secured Notes Claims, the “Noteholder PIK Preferred Stock”). The PIK Preferred Stock shall be non-convertible and shall have terms acceptable to the Required Consenting Noteholders, the Company, and the Required Consenting Equityholders:[3]

	•	No payment-in-kind or cash-pay dividend prior to the third anniversary of the Plan Effective Date; following the third anniversary of the Plan Effective Date, dividends will be accrued at a rate of 7% per year and which shall be payable quarterly in either cash or in additional shares of PIK Preferred Stock.

	•	As promptly as reasonably practicable, but no later than June 30, 2017, Reorganized Goodman shall make an initial redemption of the PIK Preferred Stock at par using cash in excess of $15 million, including cash obtained by Reorganized Goodman from the release of the escrow account holding proceeds from the Dycom sale (“Excess Cash”). Such redemption shall be made in the following manner (the “Initial Redemption”):

• (a) the first $10 million of Excess Cash shall be used on a pro rata basis to redeem the Noteholder PIK Preferred Stock; and

• (b) the next $5 million of Excess Cash shall be used on a pro rata basis to redeem both the Noteholder PIK Preferred Stock and the Goodman MBE Group PIK Preferred Stock (as defined below).

Any amounts of Excess Cash in excess of the $15 million used in the foregoing (a) and (b) shall be used on a pro rata basis to redeem all then outstanding PIK Preferred Stock; provided, however, that the Board of Directors of Reorganized Goodman (the “Reorganized Goodman Board”) shall determine in its sole discretion whether (and on what terms and conditions) such redemptions set forth in this proviso shall apply to the PIK Preferred Stock distributed to the participants in the management incentive plan.

For the avoidance of doubt, to the extent that $10 million of Excess Cash is not used as set forth in proviso (a) of the Initial Redemption to redeem the Noteholder PIK Preferred Stock, Reorganized Goodman shall use Excess Cash to redeem at par the PIK Preferred

[3]	For the avoidance of doubt, such terms apply to all shares of PIK Preferred Stock (and not exclusively to the Noteholder PIK Preferred Stock), unless as expressly set forth herein, the Plan, or other definitive agreement.

4

Stock until a cumulative total of $10 million of Excess Cash has been used to redeem the Noteholder PIK Preferred Stock. Reorganized Goodman and the Required Consenting Noteholders shall determine the manner and timing by which Reorganized Goodman will determine whether Excess Cash is available for distribution after the Plan Effective Date until a cumulative total of $10 million of Excess Cash has been used to redeem the Noteholder PIK Preferred Stock (solely to the extent $10 million in Excess Cash has not already been used to redeem the Noteholder PIK Preferred Stock as set forth in proviso (a) of the Initial Redemption).

• The right to have the PIK Preferred Stock redeemed at par when Reorganized Goodman holds Excess Cash; provided, however, that such cash flow sweep shall be structured so that the PIK Preferred Stock is treated as equity for accounting purposes. To the extent Excess Cash cannot be applied to PIK Preferred Stock under applicable law, Excess Cash shall be applied to the outstanding aggregate principal amount of the New Notes.

	•	Reorganized Equity: 42% of the common stock (the “New Common Stock”) of Reorganized Goodman, subject to pro rata economic dilution pursuant to the management incentive plan.
General Unsecured Claims	All general unsecured claims shall be paid in the ordinary course of business as they come due.

Existing Equity Interests in the Company	All equity holders existing as of the Plan Effective Date shall receive their pro rata share of 7.9% of the New Common Stock, subject to pro rata economic dilution pursuant to the management incentive plan.

Other Terms

Governance	On the Plan Effective Date, Reorganized Goodman Board will consist of five persons, which shall include:
	•	Two directors selected by the Required Consenting Equityholders;
	•	One independent director selected by the Required Consenting Equityholders from three potential directors proposed by AT&T Inc. and/or its affiliates (collectively, “AT&T”); and
	•	Two independent directors appointed by the Required Consenting Noteholders.

The Reorganized Goodman Board shall be constituted consistent with the preceding and the Required Consenting Equityholders and the Required Consenting Noteholders shall use their reasonable best efforts to ensure that the Reorganized Goodman Board is constituted in a manner that maintains the Company’s state and federal minority business enterprise (“MBE”) status. Upon the repayment in full of the New Notes and the

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redemption in full of the PIK Preferred Stock, the Reorganized Goodman Board may be reconstituted to consist of three directors selected by the Company and two independent directors.

Management Structure and MBE Status

The senior management team (i.e., officers) and overall management structure of Reorganized Goodman, on and as of the Plan Effective Date, shall be determined by the Required Consenting Equityholders, subject to the consent of AT&T and in consultation with the Consenting Noteholders; provided, however, that (i) it is acknowledged and agreed that the interim management team of the Company currently includes John Goodman, as Executive Chairman and Chief Executive Officer, and Jason Goodman, as Chief Operating Officer and Director, and that the employment agreements for John Goodman and Jason Goodman shall be in the form and substance substantially similar to those attached hereto as Exhibit 1 and (ii) the Required Consenting Equityholders and AT&T shall continue discussions, and consult with the Consenting Noteholders, regarding the Chief Executive Officer and the Chief Operating Officer roles and the balance of the proposed management team, and that such persons selected by the Required Consenting Equityholders and acceptable to AT&T and in consultation with the Consenting Noteholders shall hold those positions on and as of the Plan Effective Date. In the event that John Goodman or Jason Goodman is selected by the Required Consenting Equityholders (subject to the consent right of AT&T and in consultation with the Consenting Noteholders) to serve as either the Chief Executive Officer, the Chief Operating Officer, or the Chairman of Reorganized Goodman, then the applicable employment agreement with Reorganized Goodman, as attached hereto as Exhibit 1, shall be modified to increase severance pay from eighteen months to twenty-four months. The parties further agree and acknowledge that the Company has entered into a severance and release agreement with Jonathan Goodman in the form attached hereto as Exhibit 2 and will enter into settlement and release agreement with James Goodman, which settlement agreement will be in form and substance reasonably acceptable to the Consenting Noteholders.

After the Plan Effective Date, all (a) officer decisions with respect to Reorganized Goodman (and any of its direct or indirect subsidiaries), (b) compensation arrangements, and (c) affiliate transactions shall be subject to the approval of the Reorganized Goodman Board.

Pursuant to consulting agreements to be agreed to by Reorganized Goodman, the Goodman MBE Group and the Required Consenting Noteholders, in exchange for the services to be provided to the Company and for maintaining Goodman’s MBE status, the Goodman MBE Group shall receive the following consideration:

	•	PIK Preferred Stock: PIK Preferred Stock having an initial liquidation value of $20 million (the “Goodman MBE Group PIK Preferred Stock”), subject to the redemption terms as set forth above; and
	•	New Common Stock: 50.1% of the New Common Stock, subject to pro rata economic dilution pursuant to the management incentive plan.[4]

[4]	The Goodman MBE Group PIK Preferred Stock and the New Common Stock distributed to the Goodman MBE Group shall be held in a limited liability company, partnership or other corporate structure (such entity, the “Goodman MBE Group Entity”), as determined by the members of the Goodman MBE Group.

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Management Incentive Plan	As promptly as reasonably practicable following the Plan Effective Date, Reorganized Goodman will implement a management incentive plan (the “MIP”), which shall reserve for its participants PIK Preferred Stock having an initial liquidation value of $5 million and cash-settlement restricted stock units, which shall economically represent 5% of the value of the Common Equity as of the Plan Effective Date. The MIP shall include terms and conditions acceptable to the Reorganized Goodman Board. The members of the Goodman MBE Group and the management team that are or become employees of Reorganized Goodman will be entitled to participate in the MIP.

Interest Payment	The parties acknowledge and agree that the Company has not made and will not make the interest payment on the Secured Notes due on January 1, 2017. During the time the RSA is in effect, the Consenting Noteholders agree to forbear from exercising any remedy under the Indenture or otherwise on account of such non-payment, and, to the extent necessary, shall direct the Indenture Trustee not to exercise any such remedy under the Indenture or otherwise. Further, the holders of the Secured Notes shall receive the consideration set forth herein in full and final satisfaction of all unpaid principal and interest (including, for the avoidance of doubt, the interest payment due on January 1, 2017).

Cash Collateral	During the Chapter 11 Cases, the Consenting Noteholders shall consent to the Company’s access to and use of cash collateral in accordance with an order acceptable to the Company and the Required Consenting Noteholders in all respects.

SEC Reporting	As soon as reasonably practicable after the RSA Effective Date, the Company shall make all necessary filings to cease to be subject to the public reporting requirements under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and other applicable securities rules and regulations. Once the Company is no longer subject to SEC reporting requirements, the Company will provide comparable reporting to the indenture trustee to the New Notes and the administrative and collateral agent of the Amended Credit Facility, including by providing information and reports substantially similar to those required in SEC Forms 10-K and 10-Q for a reporting company of similar size to the Company and by providing information regarding the occurrence of any event which would have required the Company to file a Current Report on Form 8-K with the SEC if such event had occurred prior to the Company no longer being subject to SEC reporting requirements.

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Indemnification of Prepetition Officers and Directors	The Plan shall provide for prepaid tail coverage liability insurance for the Company’s directors and officers, which insurance policy will be obtained in consultation with the Consenting Noteholders and in no event shall the premium paid by the Company for such tail policy exceed $400,000.

As of the Plan Effective Date, the Company shall enter into customary indemnification agreements to those directors, officers, and employees of the Company employed or otherwise serving as of the Plan Effective Date.

Reorganized Goodman shall execute indemnification agreements no less favorable to the indemnitees than the Company’s existing indemnification agreements with directors and executive officers.
Restructuring Fees and Expenses

Prior to the RSA Effective Date, the Company shall have paid all reasonable and documented out-of-pocket expenses and fees of Akin Gump Strauss Hauer & Feld LLP (“Akin”) and Greenhill & Co., LLC (“Greenhill”) incurred to date in connection with the Restructuring. In addition, prior to the RSA Effective Date, the Company shall withdraw its termination of Akin and Greenhill pursuant to letters dated August 2, 2016 and shall reinstate Akin and Greenhill on the terms set forth in their respective engagement letters (the “Consenting Noteholder Engagement Letters”).

Following the RSA Effective Date, the Company shall pay all reasonable and documented out-of-pocket expenses and fees of the Consenting Noteholders in connection with the Restructuring, including, but not limited to, reasonable and documented out-of-pocket expenses and fees of Akin and Greenhill, and all fees and expenses of one local counsel, in each case that are due and owning after receipt of reasonably detailed applicable invoices (with such redactions that are necessary to preserve attorney-client privilege, as applicable), and in accordance with the terms of the applicable Consenting Noteholder Engagement Letter, with any balance(s) paid on the Plan Effective Date, including, for the avoidance of doubt the Transaction Fee (as defined in the Greenhill engagement letter).

Releases and Exculpation

To the fullest extent permitted by applicable law, the Plan shall include a full release from liability in favor of the Company, the Goodman MBE Group, the Goodman MBE Group Entity, and each of its members, the holders of the Secured Notes, the Indenture Trustee, the Administrative Agent, the existing equity holders, AT&T and their respective current and former direct and indirect affiliates and their and their respective affiliates’ equity holders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, financial advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives (including their respective equity holders, members, partners, subsidiaries, affiliates, funds managers, managing members, officers, directors, employees, advisors,

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principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives) (collectively, the “Released Parties”) by the Company and each of its members, the Goodman MBE Group, the Goodman MBE Group Entity, the existing equity holders and the holders of the Secured Notes from any claims or causes of action related to, or arising out of, the Restructuring, the Amended Credit Facility, the Chapter 11 Cases, the pursuit of confirmation of the Plan, in each case as applicable, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for claims resulting from fraud, gross negligence or willful misconduct. For the avoidance of doubt, the Released Parties shall be included in and protected by the exculpation and injunction provisions of the Plan to the fullest extent possible under law; provided, however, that the foregoing shall not release in any capacity former directors and officers (solely to extent that such former directors and officers are not also members of the Goodman MBE Group) of the Company as of the commencement of the Chapter 11 Cases.
Tax Matters

The parties shall work together in good faith and use reasonable best efforts to structure and implement the Restructuring and the transactions related thereto in a tax efficient and cost-effective manner for the Company, the existing equity holders, and the Consenting Noteholders.

Conditions Precedent to Closing	The occurrence of the Plan Effective Date shall be subject to the satisfaction of the conditions precedent set forth in the RSA and the Plan.
Organizational Documents

On or before the Plan Effective Date, the Company, the Required Consenting Equityholders, and the Required Consenting Noteholders shall (a) amend and restate the Company’s certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), (b) amend and restate the Company’s bylaws (the “Amended and Restated Bylaws”), and (c) enter into a shareholders agreement (the “Shareholders Agreement”), in each case of (a)–(c), on terms acceptable to the Company, the Required Consenting Equityholders, and the Required Consenting Noteholders in all respects. The Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and the Shareholders Agreement shall, as applicable, set forth the minority protections[5] for the holders of the PIK Preferred Stock and the New Common Stock, including, but not limited to, voting arrangements for the appointing of members of the board of directors and financial reporting covenants.

[5]	Protections to include, among others, anti-dilution protections; bars on senior equity issuances; tag-along rights/registration rights; consent rights on increasing the size of the Board, consent rights over a removal of a director other than for cause, consent rights over a change of control to the extent the New PIK Preferred Equity does not receive a par recovery, consent rights over any proposed changes to organizational documents and consent rights over transactions or agreements with related parties or affiliates.

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The Company, the Consenting Equityholders, and the Consenting Noteholders shall use reasonable best efforts to ensure that such organizational documents do not violate the Company’s state and federal MBE certification requirements.
The Company shall be redomiciled in Delaware; provided that doing so does not violate the Company’s state and federal MBE certification requirements.
Governing Law and Forum	The Company and Consenting Noteholders agree that New York law shall govern the terms of the RSA and the Plan and consent to exclusive New York jurisdiction.

Notwithstanding the preceding sentence, upon the commencement of the Chapter 11 Cases by the Company and certain of its direct and indirect subsidiaries and affiliates, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with the Restructuring.

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Exhibit 1

Employment Agreements for John Goodman and Jason Goodman

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into by and between Goodman Networks Incorporated (the “Company”) and John A. Goodman (“Executive”). This Agreement is made to be effective as of January 1, 2017 (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates (defined below) are a complex matter requiring direction and leadership in a variety of arenas, including financial, information technology, and others;

WHEREAS, Executive possesses certain experience and unique expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company has provided Executive with highly confidential information pertaining to the Company and its Affiliates and will continue to provide new confidential information after the execution of this Agreement; and

WHEREAS, the Company wishes to continue to employ Executive as its Executive Chairman and Chief Executive Officer, and Executive wishes to continue to be employed in such position, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:

1. Definitions. The following capitalized terms shall have the meanings set forth below.

1.1. “Affiliates” means all persons and entities directly or indirectly controlling, controlled by, or under common control with the Company, where control may be by either management authority or equity interest.

1.2. “Board” shall mean the Board of Directors of the Company.

1.3. “Carrying Cost” means the monthly mortgage payment and other cost associated with the maintenance of Executive’s primary residence for up to twelve (12) months, while the home is for sale and actively on the market.

1.4. “Cause” shall mean any of the following: (a) any willful and material misapplication by Executive of the Company’s funds, or any other material act of dishonesty committed by Executive toward the Company; or (b) Executive’s willful and material breach of this Agreement or willful and material failure to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed his duties and Executive fails to cure his nonperformance after receipt of notice as required by this Section 1.4. Executive shall not be deemed to have been terminated for Cause without first having been (a) provided written notice of not less than thirty (30) days setting forth the specific reasons for the

Company’s intention to terminate for Cause, (b) an opportunity for Executive, together with his counsel, to be heard before the Board, and (c) delivery to Executive of a notice of termination from the Board stating that a majority of the Board found, in good faith, that Executive had engaged in the willful and material conduct referred to in such notice. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

1.5. “Change in Control” shall mean any of the following: (a) Continuing Directors cease to constitute at least fifty percent (50%) of the members of the Board; (b) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (c) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or other entity or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property; or (d) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; provided, however, that (i) the transactions regarding and involving the Company and its subsidiaries as described in and in accordance with the Restructuring Support and Forbearance Agreement contemplating the prepackaged plan of reorganization of the Company and its subsidiaries under Chapter 11 of the United States Bankruptcy Code (the “RSA”) shall not constitute a Change in Control, (ii) the transfer of shares of the Company by Executive, Jason Goodman, James Goodman, and Jonathan Goodman to the Goodman MBE Group, as described and defined in the RSA, shall not constitute a Change in Control, and (iii) a transaction described in clause (c) or clause (d) shall not constitute a Change in Control hereunder if after such transaction (A) Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the continuing, surviving or acquiring entity, as the case may be or, if such entity has a parent entity directly or indirectly holding at least a majority of the voting power of the voting securities of the continuing, surviving or acquiring entity, Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the entity that is the ultimate parent of the continuing, surviving or acquiring entity, and (B) the continuing, surviving or acquiring entity (or the ultimate parent of such continuing, surviving or acquiring entity) assumes all of the Company’s obligations under this Agreement. For purposes herein, the term “Continuing Directors” means Board members who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved. Notwithstanding the foregoing in this definition, no event shall be a “Change in Control” for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.6. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.7. “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials owned, developed or possessed

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by the Company or its Affiliates that are not generally known to the public. “Confidential Information” includes, but is not limited to, customer lists, preferences and contacts, financial information, business plans, product cost or pricing, information regarding future development, locations or acquisitions, personnel records and software programs. “Confidential Information” shall not include any information (a) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive), (b) that Executive receives on a non-confidential basis from a source (other than the Company) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Company, or (c) that was in the possession of Executive prior to disclosure by the Company.

1.8. “Good Reason” shall mean and be defined in Section 5.5 below.

1.9. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable, copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours, and whether on or off Company premises) during Executive’s employment and during the period of six (6) months immediately following termination of his employment that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2019 (“Term”), subject to earlier termination as set forth in Section 5 below.

3. Capacity and Performance.

3.1. During the Term, Executive shall serve the Company as its Executive Chairman and Chief Executive Officer and shall report directly to the Board. During the Term, Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities incident to the position of Executive Chairman and Chief Executive Officer, on behalf of the Company and its Affiliates, and as may reasonably be designated from time to time by the Board.

3.2. During his employment with the Company, Executive shall devote his full business time and his best efforts, business judgment, skill, and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, or academic position during his employment with the Company, except as may be expressly approved by the Board in writing. The foregoing shall not limit Executive’s right to serve on corporate (or other entity), civic or charitable boards or committees, manage his personal investments or engage in such activities as are reasonably necessary to monitor and protect his interests as a minority stockholder or equity owner in other companies, to the extent such service or activities do not significantly interfere with performance of the obligations set forth above.

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4. Compensation and Benefits. As compensation for all services performed by Executive during the Term, Executive shall receive the following:

4.1. Base Salary. During the Term, the Company shall pay Executive a base salary at a rate not less than $550,000.00 (five hundred-fifty thousand dollars) per year, less any and all lawful withholdings or deductions, payable in accordance with the payroll practices of the Company for its executives, and subject to increases from time to time (and in accordance with annual merit reviews) as may be approved by the Board (“Base Salary”).

4.2. Other Bonuses.

(a) Management Bonus. With respect to each calendar year during the Term, Executive shall be entitled to receive a bonus pursuant to the terms of the then current Goodman Network Executive Management Bonus Plan (“Management Bonus”) and such other incentive compensation as Executive may be eligible to receive under benefit plans maintained by the Company from time to time. The Management Bonus shall be paid in accordance with the timing of the Company’s payment of bonuses to its other senior executives for the corresponding period, and in accordance with the Company’s other policies and procedures relating to bonus compensation; provided, however, that such Management Bonus shall in all events be paid in the year after the year in which the Management Bonus was earned as provided under the Goodman Network Executive Management Bonus Plan; provided, further, that no Management Bonus shall be paid to Executive during the Restructuring Support Period (as defined in the RSA).

(b) One-time Compensation. The Company shall pay Executive a one-time bonus, payable on the first normal payroll cycle after the signing of the Restructuring Support Agreement, equal to $275,000 (two hundred seventy five thousand dollars).

(c) Retention Compensation. The Company shall pay Executive an annual retention bonus, payable on December 31st of each calendar year during the Term, equal to 35% of the annualized Base Salary (collectively, the “Retention Bonus”), provided, however, for the avoidance of doubt, Executive shall have no right to receive any portion of a Retention Bonus unless Executive is employed by the Company on December 31st of the applicable calendar year.

(d) Relocation. If during the Term the Company requires Executive to relocate outside the San Antonio metropolitan area and (if applicable) Executive does not terminate his employment for Good Reason because of the relocation, the Company shall (i) pay or reimburse Executive all necessary or reasonable relocation expenses as approved by the Board, and (ii) reimburse Executive for the Carrying Cost for a maximum of twelve (12) months. Any amounts received by Executive from the Company pursuant to this Section 4.2(c) shall be grossed up for federal, state, and local income and employment taxes (assuming the highest marginal tax rate) so that Executive shall receive the benefit of the payments or reimbursements as if there were no federal, state, and local income and employment tax liability for such reimbursements. Any payment or reimbursement of expenses made under this Section 4.2(c) shall only be made for eligible expenses incurred during the Term, and shall be made by the Company no later than December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for payment or reimbursement under this Section 4.2(c)

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during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 4.2(c) is not subject to liquidation or exchange for another benefit.

(e) Discretionary Bonus. In addition to the bonuses described in Sections 4.2(a) and 4.2(b) above, Executive shall be eligible to receive one or more discretionary bonuses during each calendar year during the Term, at such times, and in such amounts, as determined by the Board, in its sole discretion (each, a “Discretionary Bonus”); provided, however, that no Discretionary Bonus shall be paid to Executive during the Restructuring Support Period. To receive a Discretionary Bonus, Executive must be employed by the Company on the date such Discretionary Bonus is paid to Executive.

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4.3. Vacation. During the Term, Executive shall receive and be entitled to take vacation in accordance with the policies of the Company as in effect from time to time (currently six (6) weeks of vacation time accrued per year), and subject to the reasonable business needs of the Company. Vacation that is not used during the year in which it is accrued may be carried into the first quarter of the next year, but is thereafter lost. Vacation that is carried forward may not be used consecutively with the following year’s vacation. Executive shall not be entitled to payment for any accrued but unused vacation pay if the Company terminates Executive for Cause. However, if Executive’s employment is terminated for any other reason, Executive shall be entitled to receive payment for all accrued but unused vacation pay.

4.4. Other Benefits. Executive shall be entitled to participate in or receive benefits under a Company’s Executive Benefit Plan, and any other plan or arrangement made available from time to time by the Company to its executives and any plan or arrangement made available from time to time by the Company to its employees generally (including, without limitation, any health, dental, vision, disability, life insurance, 401(k), or other retirement programs) (“Benefits”). Any such plan or arrangement shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by Executive, provided that no such termination or amendment shall disadvantage Executive or his wife or dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to “top-heavy” or “top hat” plans).

4.5. Business Expenses. The Company shall pay or reimburse Executive for all reasonable, customary and necessary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Any payment or reimbursement of expenses made under this Section 4.5 shall only be made for eligible expenses incurred during the Term, and shall be made by the Company no later than December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for payment or reimbursement under this Section 4.5 during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 4.5 is not subject to liquidation or exchange for another benefit.

4.6. Premiums on Certain Insurance Policies. The Company agrees to pay 100% of the monthly premiums on the following life insurance policies: (a) North American Company for Life and Health Insurance Buy Sell Policy Number LB00294670, (b) North American Company for Life and Health Insurance Buy Sell Policy Number LB02941240, (c) MetLife Life Insurance Policy #210165127, (d) AXA Insurance Life Insurance Policy #110009595, (e) current Company-provided Basic Life and AD&D Life Insurance Policy, (f) current Company-provided Voluntary Employee Life and AD&D Life Insurance Policy, (g) current Company-provided Spouse Voluntary Life and AD&D Life Insurance Policy and (h) current Company-provided Child Voluntary Life Insurance Policy (collectively, the “Policies”) to the extent permitted by law and subject to Executive’s validly electing to continue such coverage. If any one or more of the Policies expire, the Company shall procure a substantially similar policy to replace each such expired policy for Executive (which shall then become a “Policy”) and pay 100% of the monthly premium on such Policy. Notwithstanding the foregoing, if the payments made pursuant to this

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Section 4.6 would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Company shall reform this Section 4.6 in a manner as is necessary to comply with PPACA.

4.7. Annual Equity Grants. During each year of the Term, subject to this Section 4.7, Executive shall be eligible to receive an annual award of equity compensation, of the type and in the amounts and subject to such terms as determined by the Board, in its sole discretion. Such awards of equity compensation shall be subject to the terms and conditions of the Company’s Management Incentive Plan (as defined and described in the RSA) and any other equity incentive plan or plans of the Company, as they may be amended from time to time in the Company’s sole discretion, and the award agreements granting such equity compensation pursuant to such plans; provided that, such award agreements shall provide that upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, (i) such awards of equity compensation shall vest in full, and (ii) with respect to awards that are stock options, provided that Executive has not and does not breach any of his obligations set forth in Section 7 of this Agreement, such options shall remain exercisable for the full remaining term of the award.

5. Termination of Employment and Severance Benefits During the Term. Notwithstanding the provisions of Section 2 hereof, Executive’s employment may terminate prior to or at the expiration of the Term under the following circumstances (each, a “Termination Date”):

5.1. Death. In the event of Executive’s death during the Term, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiaries or, if no beneficiaries have been designated by Executive, to his estate, (a) the Base Salary earned but not paid through the Termination Date; (b) the amount of any accrued but unused vacation calculated as of the Termination Date; and (c) any business expenses incurred by Executive but un-reimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing in this sentence, collectively, “Final Compensation”). In addition, the Company shall pay to Executive’s beneficiaries or estate (i) any Management Bonus and Retention Bonus earned for or during the prior calendar year but unpaid as of the Termination Date; (ii) a prorated portion of the Management Bonus achieved for the elapsed portion of the calendar year in which the termination occurred, and (iii) a prorated portion of the Retention Bonus based on the elapsed portion of the calendar year in which the termination occurred (all of the foregoing in this sentence, collectively, the “Final Bonus”). The Final Compensation shall be paid by the Company to Executive within six (6) days of Executive’s death (or, if later, within six (6) days of the date the Company receives notice of Executive’s death, but in no event later than ninety (90) days after Executive’s death). The Final Bonus shall be paid by the Company to Executive within twenty (20) days of Executive’s death (or, if later, within twenty (20) days of the date the Company receives notice of Executive’s death).

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5.2. Disability.

(a) If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive calendar days, and within thirty (30) days after written notice of termination Executive shall not have returned to the full-time performance of his duties, with or without reasonable accommodations, the Company may thereafter notify Executive of his termination of employment. In the event of such termination, the Company shall pay to Executive the Final Compensation within six (6) days of the Termination Date, and shall pay the Final Bonus within twenty (20) days of the Termination Date.

(b) The Board may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive his compensation and benefits in accordance with Section 4 above, to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(c) While receiving disability income payments under the Company’s disability plan, Executive shall not be entitled to receive any Base Salary under Section 4.1 hereof, but shall continue to participate in Company benefit plans and receive all other compensation set forth in Section 4 above.

5.3. By the Company for Cause. During the Term, the Company may terminate Executive’s employment for Cause as defined in Section 1.4 above. If Executive’s employment is terminated for Cause as defined in Section 1.4 above, then the Company shall have no further obligation to Executive other than to immediately pay his Final Compensation.

5.4. By the Company Without Cause. During the Term, the Company may terminate Executive’s employment without Cause at any time upon thirty (30) days written notice to Executive. If Executive’s employment is terminated by the Company without Cause then, in addition to immediately paying Executive the Final Compensation and Final Bonus, Executive shall be paid severance equal to eighteen (18) months Base Salary (the “Severance Payment”). In the event that Executive is selected by the Required Consenting Equityholders (subject to the consent right of AT&T and in consultation with the Consenting Noteholders) to serve as either the Chief Executive Officer, the Chief Operating Officer, or the Chairman of Reorganized Goodman, then the applicable employment agreement with Reorganized Goodman shall be modified to increase severance pay from eighteen months to twenty-four months. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering to the Company and not revoking a release in a similar form to the form attached hereto as Exhibit A (the “Release”) within sixty (60) days after the Termination Date. The Severance Payment shall be paid in accordance with the following schedule: (i) an amount equal to 50% of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on

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December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned)), and (B) each of the remaining three (3) payments (the “Quarterly Payments”) being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event the Company terminates Executive’s employment without Cause, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.5. By Executive for Good Reason. During the Term, Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, the following shall constitute “Good Reason” for termination by Executive:

(a) any material diminution in Executive’s authority, duties or responsibilities with the Company;

(b) the assignment to Executive of any duties or responsibilities that are materially inconsistent with Executive’s existing duties or responsibilities as Executive Chairman;

(c) any reduction by the Company in Executive’s Base Salary, Management Bonus or Retention Bonus;

(d) a Change in Control;

(e) unless otherwise consented to in writing by Executive, the imposition of any requirement that Executive relocate to, or perform any of his duties hereunder at, any location that is more than fifty (50) miles from his current primary residence located at 1008 Middle Creek Road, Fredericksburg, Texas 78624; provided, however, that reasonable and customary business travel, and the expectation that Executive will perform certain functions in other offices of the Company in the ordinary course of business consistent with past practices, shall not be deemed a required relocation under this Section 5.5(e);

(f) the Company’s failure to obtain the express assumption of this Agreement by any successor to the Company;

(g) any material breach by the Company of any agreement (including, without limitation, this Agreement) between it and Executive; or

(h) any requirement that Executive report to some person or persons other than the Board.

Any Good Reason shall not be waived by Executive’s continued employment following an act or omission giving rise to such Good Reason. However, Executive shall not be deemed to have been terminated for Good Reason pursuant to Section(s) 5.5(a), (b), (c), (f) or (g) above without

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having first provided at least thirty (30) days written notice to the Company setting forth the specific acts or omissions which constitute or give rise to Good Reason and the Company fails to cure such acts or omissions within the thirty (30) day notice period.

If Executive’s employment is terminated by Executive for Good Reason then, in addition to immediately paying Executive the Final Compensation and Final Bonus, Executive shall be paid the Severance Payment. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering the Release to the Company and not revoking the Release as provided therein within sixty (60) days after the Termination Date. The Severance Payment shall be paid in accordance with the following schedule: (i) an amount equal to 50% of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned), and (B) each of the remaining Quarterly Payments being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (l) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event Executive terminates his employment for Good Reason, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.6. By Executive Other than for Good Reason. During the Term, Executive may terminate his employment at any time upon sixty (60) days’ written notice to the Company. In the event of termination by Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay Executive his Base Salary for the notice period (or for any remaining portion of the period). If Executive’s employment is voluntarily terminated by him other than for Good Reason, then the Company shall pay Executive the Final Compensation within six (6) days of his Termination Date.

5.7. By Expiration of the Term. If Executive’s employment with the Company terminates upon the expiration of the Term, Executive shall be paid the Final Compensation, Final Bonus (not prorated), and the Severance Payment. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering to the Company and not revoking the Release as provided therein within sixty (60) days after the Termination Date. The Severance Payment shall be paid in accordance with the following schedule: (i) an amount equal to 50% of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of

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the next year, regardless of when the Release is returned), and (B) each of the remaining Quarterly Payments being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event Executive’s employment with the Company terminates at the expiration of the Term, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.8. Continued Payment of Insurance Premiums. Upon termination of Executive’s employment under any of Sections 5.4, 5.5, or 5.7 above, the Company shall also pay 100% of the monthly premiums on the Policies for a period of up to thirty-six (36) months, or such shorter period as allowed by the Policy, from and after the Termination Date, to the extent permitted by law and subject to Executive’s validly electing to continue coverage under such Policies. If any one or more of the Policies expire, the Company shall procure a substantially similar policy to replace each such expired policy for Executive and pay 100% of the monthly premium on such Policy. Executive understands and agrees that the payments made pursuant to this Section 5.8 shall be included in his taxable income to the extent required by applicable law. Notwithstanding the foregoing, if the payments made pursuant to this Section 5.8 would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to PPACA, the Company shall reform this Section 5.8 in a manner as necessary to comply with PPACA.

5.9. Section 409A and Timing of Payments. For purposes of this Agreement, any references to termination of employment shall mean a “separation from service” under Section 409A of the Code. If, at the time Executive’s employment with the Company terminates, the Company is publicly traded (as defined in Section 409A of the Code), any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the Termination Date shall be paid at the later of the time otherwise provided in Section 5 or the earliest time that will prevent such amounts from being considered deferred compensation. For purposes of Section 409A of the Code, each payment under this Section 5 (and each other severance plan payment) will be treated as a separate payment.

6. Effect of Termination.

6.1. Benefits. Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of the termination of Executive’s employment without regard to any continuation of Base Salary or other payment to Executive following such Termination Date; provided, however, that in the event Executive’s employment is terminated pursuant to Section(s) 5.2, 5.4, 5.5 or 5.7 above, the Company shall pay any monthly premiums attributable to COBRA coverage for Executive and his “qualified beneficiaries” (as defined by COBRA) should Executive elect to receive or be provided such coverage for up to thirty-six (36) months, or such shorter period allowed by COBRA, and the Company shall continue any benefits provided pursuant to the Executive Benefit Plan that are not covered by COBRA for a period of thirty-six

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(36) months. Executive understands and agrees that payments made pursuant to this Section 6.1 shall be included in his taxable income to the extent required to avoid adverse tax consequences on the Company or Executive with respect to reimbursements under the Company’s group health insurance plan for Executive and/or his qualified beneficiaries.

6.2. Survival of Obligations. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder, including termination of this Agreement upon the expiration of the Term, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7 and 8 hereof and the obligations of the Company under Section 5.

6.3. Mitigation Not Required. Executive shall not be required to mitigate the amount of any payment(s) provided for in this Agreement either by seeking employment or otherwise. Furthermore, the Company shall not be entitled to set off or reduce any payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in any future employment.

6.4. Legal Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the validity, interpretation, enforceability, or liability under any provision of this Agreement then (regardless of the outcome, unless and until it shall be determined by a court of competent jurisdiction in a final, non-appealable decision in favor of the Company or that the Company’s interpretation of the Agreement is otherwise substantially accurate), the Company shall reimburse Executive for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute within thirty (30) days of receiving such request and reasonable documentation (which need not include any privileged or confidential information of Executive) of such fees and expenses from Executive. Notwithstanding anything to the contrary contained herein, in the event a court of competent jurisdiction, in a final, non-appealable decision, finds in favor of the Company or that the Company’s interpretation of the Agreement is otherwise substantially accurate, Executive shall reimburse the Company for all legal fees and expenses previously paid to Executive (without interest) with respect to such contest or dispute within thirty (30) days of such finding. No reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Section 6.4 during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 6.4 is not subject to liquidation or exchange for another benefit.

7. Confidential Information. Ownership of Information, Inventions and Original Work, and Restrictive Covenants.

7.1. Confidential Information. Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive may develop Confidential Information for the Company or its Affiliates, and that the Company has and will continue to provide Executive with Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or entity or use, other than as required by applicable law or for the proper performance of his duties and

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responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to his employment by the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply for a period of two (2) years after his employment terminates, regardless of the reason for such termination.

7.2. Safeguard and Return of Documents. All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates all Documents then in Executive’s possession or control with the exception of this Agreement or other documents related to Executive’s compensation or benefits.

7.3. Ownership of Information, Inventions and Original Work. Executive agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulations, concepts or ideas which are conceived, created or developed by Executive, either alone or with others (collectively referred to as “Work Product”), is the exclusive property of the Company if:

(a) it was conceived or developed in any part on Company time;

(b) any equipment, facilities, materials, or Confidential Information of the Company was used in its conception or development; or

(c) it either (i) relates, at the time of conception or reduction to practice, to the Company’s business or to an actual or demonstrably anticipated research or development project of the Company, or (ii) results from any work performed by Executive for the Company.

Executive agrees to assist the Company in obtaining a patent or copyrights on such Work Product and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright. Executive shall maintain adequate written records of such Work Product in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times.

7.4. Restrictive Covenants. Executive acknowledges that, in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company’s legitimate business interests (which include, but are not limited to, continuation of contracts and relationships with its customers, its reputation, its competitive advantage, its goodwill and the value of the shares and options awarded to Executive with respect to the Company’s stock), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Executive shall not, during his employment at the Company or for a period of eighteen (18) months following the termination of employment:

(a) engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Executive’s employment,

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including, but not limited to, telecom consulting, telecom field services, wireline EFI&T services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company, cable company, or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Executive performed services for the Company;

(b) have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by Executive of any stock or other equity interest listed on any national securities exchange of any corporation or other entity conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock or equity interests owned by Executive does not exceed five percent (5%) of the total outstanding stock or equity interests of such entity;

(c) solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Executive’s employment with the Company and which Executive either: (a) called on, serviced, did business with, or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(d) solicit, induce, or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate his/her employment with the Company and/or to accept employment elsewhere.

8. Assignment of Rights to Intellectual Property. Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including, without limitation, execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. All copyrightable works that Executive creates in the course of his employment by the Company shall be considered “work made for hire.”

9. Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, but not limited to, the restraints contained in Section 7 above. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

10. Assignment and Succession.

10.1. No Assignment by Executive. This Agreement is personal to Executive and (except as provided in Section 4.8 above) shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representative.

10.2. Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement only to an assignee that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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11. Indemnification. The Company hereby agrees to indemnify Executive (on an after-tax basis) and hold him harmless to the fullest extent permitted by law against any and all actions, claims, demands, proceedings, damages, losses or suits, including (without limitation) all costs and/or expenses of defense (including but not limited to attorneys’ fees) resulting from Executive’s good faith performance of his duties and obligations with the Company. The Company also agrees to indemnify and reimburse Executive (on an after-tax basis) if any amounts payable to Executive under this Agreement are subject to additional income or excise tax under either Section 409A or 4999 of the Code or any similar or successor provisions of 409A or 4999. The Company agrees to pay for any and all such costs, fees, expenses and/or taxes within thirty (30) days of it receiving an invoice or bill for such costs, fees, expenses and/or taxes.

12. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing as follows:

If to the Company:

Goodman Networks Incorporated

2801 Network Blvd., Suite 300

Frisco, Texas 75034

Attention: Board of Directors

If to Executive:

Mr. John A. Goodman

1008 Middle Creek Rd.

Fredericksburg, Texas 78624

or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

13. Severability. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application or such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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14. Waiver. No waiver of such provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, understandings and agreements (excluding any agreements governing the rights and obligations of the Company and Executive with respect to the securities of the Company, and any Company-provided separate benefit or severance plans, all of which remain in full force and effect in accordance with their terms) between the parties pertaining to or concerning the subject matter of this Agreement. However, if any conflict or discrepancy exists between the terms of this Agreement and any other agreements or benefit plans of the Company, the terms of this Agreement shall control and be given full effect. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. Executive acknowledges and represents that in executing this Agreement, Executive does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or its Affiliates, except as expressly contained in this Agreement. The parties represent that they relied on their own judgment in entering into this Agreement.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

17. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. Governing Law and Forum Selection. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Any action brought in connection with this Agreement shall be brought exclusively in the state district court of Dallas or Collin County, Texas. The Parties hereby irrevocably consent to the exclusive jurisdiction and venue of such Texas state district court and waive any objection they may have to the laying of venue of any such proceeding in such court.

*********

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GOODMAN NETWORKS INCORPORATED

By:
Name:
Title:

JOHN A. GOODMAN

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits to be provided to me in connection with my separation from the position of Executive Chairman and Chief Executive Officer of Goodman Networks Incorporated (the “Company”), as set forth in the Executive Employment Agreement between me and the Company (the “Agreement”), my receipt of which is conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs executives, administrators, beneficiaries, representatives and assigns, and all others claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, direct and indirect shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment with the Company or any of its subsidiaries or other affiliates or the termination of that employment including, but not limited to, any claim arising in common law, any tort claim, any claim for breach of contract or any claim made under any federal, state or local law, regulation, ordinance or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time) (all of the foregoing causes of action, rights and claims, collectively, “Claims”).

Excluded from the scope of this Release of Claims is (i) any claim arising after the effective date hereof with respect to the Company’s obligations under the terms of the Agreement, (ii) any right of exculpation, indemnification, advancement or contribution that I have pursuant to the governing documents of the Company, any resolutions of the Board of Directors of the Company, the Agreement, or any similar agreements or authorizations of the Company’s subsidiaries or other affiliates, and (iii) any benefit to which I may be entitled under any directors and officers, errors and omissions or similar insurance policy or policies maintained by the Company.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the date of my separation or termination from my position with the Company, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify or agree) from the date of my separation or termination from the Company. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven (7) day revocation period and only if I have not timely revoked it (“Release Effective Date”).

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EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into by and between Goodman Networks Incorporated (the “Company”) and Jason A. Goodman (“Executive”). This Agreement is made to be effective as of January 1, 2017 (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates (defined below) are a complex matter requiring direction and leadership in a variety of arenas, including financial, information technology, and others;

WHEREAS, Executive possesses certain experience and unique expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company has provided Executive with highly confidential information pertaining to the Company and its Affiliates and will continue to provide new confidential information after the execution of this Agreement; and

WHEREAS, the Company wishes to continue to employ Executive as its Executive Chairman and Chief Executive Officer, and Executive wishes to continue to be employed in such position, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:

1. Definitions. The following capitalized terms shall have the meanings set forth below.

1.1. “Affiliates” means all persons and entities directly or indirectly controlling, controlled by, or under common control with the Company, where control may be by either management authority or equity interest.

1.2. “Board” shall mean the Board of Directors of the Company.

1.3. “Carrying Cost” means the monthly mortgage payment and other cost associated with the maintenance of Executive’s primary residence for up to twelve (12) months, while the home is for sale and actively on the market.

1.4. “Cause” shall mean any of the following: (a) any willful and material misapplication by Executive of the Company’s funds, or any other material act of dishonesty committed by Executive toward the Company; or (b) Executive’s willful and material breach of this Agreement or willful and material failure to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed his duties and Executive fails to cure his nonperformance after receipt of notice as required by this Section 1.4. Executive shall not be deemed to have been terminated for Cause without first having been (a) provided written notice of not less than thirty (30) days setting forth the specific reasons for the

Company’s intention to terminate for Cause, (b) an opportunity for Executive, together with his counsel, to be heard before the Board, and (c) delivery to Executive of a notice of termination from the Board stating that a majority of the Board found, in good faith, that Executive had engaged in the willful and material conduct referred to in such notice. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

1.5. “Change in Control” shall mean any of the following: (a) Continuing Directors cease to constitute at least fifty percent (50%) of the members of the Board; (b) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (c) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or other entity or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property; or (d) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; provided, however, that (i) the transactions regarding and involving the Company and its subsidiaries as described in and in accordance with the Restructuring Support and Forbearance Agreement contemplating the prepackaged plan of reorganization of the Company and its subsidiaries under Chapter 11 of the United States Bankruptcy Code (the “RSA”) shall not constitute a Change in Control, (ii) the transfer of shares of the Company by Executive, John Goodman, James Goodman, and Jonathan Goodman to the Goodman MBE Group, as described and defined in the RSA, shall not constitute a Change in Control, and (iii) a transaction described in clause (c) or clause (d) shall not constitute a Change in Control hereunder if after such transaction (A) Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the continuing, surviving or acquiring entity, as the case may be or, if such entity has a parent entity directly or indirectly holding at least a majority of the voting power of the voting securities of the continuing, surviving or acquiring entity, Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the entity that is the ultimate parent of the continuing, surviving or acquiring entity, and (B) the continuing, surviving or acquiring entity (or the ultimate parent of such continuing, surviving or acquiring entity) assumes all of the Company’s obligations under this Agreement. For purposes herein, the term “Continuing Directors” means Board members who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved. Notwithstanding the foregoing in this definition, no event shall be a “Change in Control” for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.6. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.7. “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials owned, developed or possessed

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by the Company or its Affiliates that are not generally known to the public. “Confidential Information” includes, but is not limited to, customer lists, preferences and contacts, financial information, business plans, product cost or pricing, information regarding future development, locations or acquisitions, personnel records and software programs. “Confidential Information” shall not include any information (a) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive), (b) that Executive receives on a non-confidential basis from a source (other than the Company) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Company, or (c) that was in the possession of Executive prior to disclosure by the Company.

1.8. “Good Reason” shall mean and be defined in Section 5.5 below.

1.9. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable, copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours, and whether on or off Company premises) during Executive’s employment and during the period of six (6) months immediately following termination of his employment that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2019 (“Term”), subject to earlier termination as set forth in Section 5 below.

3. Capacity and Performance.

3.1. During the Term, Executive shall serve the Company as its Chief Operating Officer and shall report directly to the Board and CEO. During the Term, Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities incident to the position of Chief Operating Officer, on behalf of the Company and its Affiliates, and as may reasonably be designated from time to time by the Board and CEO.

3.2. During his employment with the Company, Executive shall devote his full business time and his best efforts, business judgment, skill, and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, or academic position during his employment with the Company, except as may be expressly approved by the Board in writing. The foregoing shall not limit Executive’s right to serve on corporate (or other entity), civic or charitable boards or committees, manage his personal investments or engage in such activities as are reasonably necessary to monitor and protect his interests as a stockholder or equity owner in other companies, to the extent such service or activities do not significantly interfere with performance of the obligations set forth above.

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4. Compensation and Benefits. As compensation for all services performed by Executive during the Term, Executive shall receive the following:

4.1. Base Salary. During the Term, the Company shall pay Executive a base salary at a rate not less than $550,000.00 (five hundred-fifty thousand dollars) per year, less any and all lawful withholdings or deductions, payable in accordance with the payroll practices of the Company for its executives, and subject to increases from time to time (and in accordance with annual merit reviews) as may be approved by the Board (“Base Salary”).

4.2. Other Bonuses.

(a) Management Bonus. With respect to each calendar year during the Term, Executive shall be entitled to receive a bonus pursuant to the terms of the then current Goodman Network Executive Management Bonus Plan (“Management Bonus”) and such other incentive compensation as Executive may be eligible to receive under benefit plans maintained by the Company from time to time. The Management Bonus shall be paid in accordance with the timing of the Company’s payment of bonuses to its other senior executives for the corresponding period, and in accordance with the Company’s other policies and procedures relating to bonus compensation; provided, however, that such Management Bonus shall in all events be paid in the year after the year in which the Management Bonus was earned as provided under the Goodman Network Executive Management Bonus Plan; provided, further, that no Management Bonus shall be paid to Executive during the Restructuring Support Period (as defined in the RSA).

(b) One-time Compensation. The Company shall pay Executive a one-time bonus, payable on the first normal payroll cycle after the signing of the RSA, equal to $275,000 (two hundred seventy five thousand dollars).

(c) Retention Compensation. The Company shall pay Executive an annual retention bonus, payable on December 31st of each calendar year during the Term, equal to 35% of the annualized Base Salary (collectively, the “Retention Bonus”), provided, however, for the avoidance of doubt, Executive shall have no right to receive any portion of a Retention Bonus unless Executive is employed by the Company on December 31st of the applicable calendar year.

(d) Relocation. If during the Term the Company requires Executive to relocate outside the Dallas-Fort Worth metropolitan area and (if applicable) Executive does not terminate his employment for Good Reason because of the relocation, the Company shall (i) pay or reimburse Executive all necessary or reasonable relocation expenses as approved by the Board, and (ii) reimburse Executive for the Carrying Cost for a maximum of twelve (12) months. Any amounts received by Executive from the Company pursuant to this Section 4.2(c) shall be grossed up for federal, state, and local income and employment taxes (assuming the highest marginal tax rate) so that Executive shall receive the benefit of the payments or reimbursements as if there were no federal, state, and local income and employment tax liability for such reimbursements. Any payment or reimbursement of expenses made under this Section 4.2(c) shall only be made for eligible expenses incurred during the Term, and shall be made by the Company no later than December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for payment or reimbursement under this Section 4.2(c) during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 4.2(c) is not subject to liquidation or exchange for another benefit.

(e) Discretionary Bonus. In addition to the bonuses described in Sections 4.2(a) and 4.2(b) above, Executive shall be eligible to receive one or more discretionary bonuses during each calendar year during the Term, at such times, and in such amounts, as determined by the Board and CEO, in its sole discretion (each, a “Discretionary Bonus”); provided, however, that no Discretionary Bonus shall be paid to Executive during the Restructuring Support Period. To receive a Discretionary Bonus, Executive must be employed by the Company on the date such Discretionary Bonus is paid to Executive.

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4.3. Vacation. During the Term, Executive shall receive and be entitled to take vacation in accordance with the policies of the Company as in effect from time to time (currently six (6) weeks of vacation time accrued per year), and subject to the reasonable business needs of the Company. Vacation that is not used during the year in which it is accrued may be carried into the first quarter of the next year, but is thereafter lost. Vacation that is carried forward may not be used consecutively with the following year’s vacation. Executive shall not be entitled to payment for any accrued but unused vacation pay if the Company terminates Executive for Cause. However, if Executive’s employment is terminated for any other reason, Executive shall be entitled to receive payment for all accrued but unused vacation pay.

4.4. Other Benefits. Executive shall be entitled to participate in or receive benefits under a Company’s Executive Benefit Plan, and any other plan or arrangement made available from time to time by the Company to its executives and any plan or arrangement made available from time to time by the Company to its employees generally (including, without limitation, any health, dental, vision, disability, life insurance, 401(k), or other retirement programs) (“Benefits”). Any such plan or arrangement shall be revocable and subject to termination or arrangements, without recourse by Executive, provided that no such termination or amendment shall disadvantage Executive or his wife or dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to “top-heavy” or “top hat” plans).

4.5. Business Expenses. The Company shall pay or reimburse Executive for all reasonable, customary and necessary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Any payment or reimbursement of expenses made under this Section 4.5 shall only be made for eligible expenses incurred during the Term, and shall be made by the Company no later than December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for payment or reimbursement under this Section 4.5 during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 4.5 is not subject to liquidation or exchange for another benefit.

4.6. Premiums on Certain Insurance Policies. The Company agrees to pay 100% of the monthly premiums on the following life insurance policies: (a) North American Company for Life and Health Insurance Buy Sell Policy Number LB02941310, (b) North American Company for Life and Health Insurance Buy Sell Policy Number LB00850100, (c) current Company-provided Basic Life and AD&D Life Insurance Policy, (f) current Company-provided Voluntary Employee Life and AD&D Life Insurance Policy, (g) current Company-provided Spouse

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Voluntary Life and AD&D Life Insurance Policy and (h) current Company-provided Child Voluntary Life Insurance Policy (collectively, the “Policies”) to the extent permitted by law and subject to Executive’s validly electing to continue such coverage. If any one or more of the Policies expire, the Company shall procure a substantially similar policy to replace each such expired policy for Executive (which shall then become a “Policy”) and pay 100% of the monthly premium on such Policy. Notwithstanding the foregoing, if the payments made pursuant to this Section 4.6 would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Company shall reform this Section 4.6 in a manner as is necessary to comply with PPACA.

4.7. Annual Equity Grants. During each year of the Term, subject to this Section 4.7, Executive shall be eligible to receive an annual award of equity compensation, of the type and in the amounts and subject to such terms as determined by the Board, in its sole discretion. Such awards of equity compensation shall be subject to the terms and conditions of the Company’s Management Incentive Plan (as defined and described in the RSA) and any other equity incentive plan or plans of the Company, as they may be amended from time to time in the Company’s sole discretion, and the award agreements granting such equity compensation pursuant to such plans; provided that, such award agreements shall provide that upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, (i) such awards of equity compensation shall vest in full, and (ii) with respect to awards that are stock options, provided that Executive has not and does not breach any of his obligations set forth in Section 7 of this Agreement, such options shall remain exercisable for the full remaining term of the award.

5. Termination of Employment and Severance Benefits During the Term. Notwithstanding the provisions of Section 2 hereof, Executive’s employment may terminate prior to or at the expiration of the Term under the following circumstances (each, a “Termination Date”):

5.1. Death. In the event of Executive’s death during the Term, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiaries or, if no beneficiaries have been designated by Executive, to his estate, (a) the Base Salary earned but not paid through the Termination Date; (b) the amount of any accrued but unused vacation calculated as of the Termination Date; and (c) any business expenses incurred by Executive but un-reimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing in this sentence, collectively, “Final Compensation”). In addition, the Company shall pay to Executive’s beneficiaries or estate (i) any Management Bonus and Retention Bonus earned for or during the prior calendar year but unpaid as of the Termination Date; (ii) a prorated portion of the Management Bonus achieved for the elapsed portion of the calendar year in which the termination occurred, and (iii) a prorated portion of the Retention Bonus based on the elapsed portion of the calendar year in which the termination occurred (all of the foregoing in this sentence, collectively, the “Final Bonus”). The Final Compensation shall be paid by the Company to Executive within six (6) days of Executive’s death (or, if later, within six (6) days of the date the Company receives notice of Executive’s death, but in no event later than ninety (90) days after Executive’s death). The Final Bonus shall be paid by the Company to Executive within twenty (20) days of Executive’s death (or, if later, within twenty (20) days of the date the Company receives notice of Executive’s death).

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5.2. Disability.

(a) If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive calendar days, and within thirty (30) days after written notice of termination Executive shall not have returned to the full-time performance of his duties, with or without reasonable accommodations, the Company may thereafter notify Executive of his termination of employment. In the event of such termination, the Company shall pay to Executive the Final Compensation within six (6) days of the Termination Date, and shall pay the Final Bonus within twenty (20) days of the Termination Date.

(b) The Board or CEO may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive his compensation and benefits in accordance with Section 4 above, to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(c) While receiving disability income payments under the Company’s disability plan, Executive shall not be entitled to receive any Base Salary under Section 4.1 hereof, but shall continue to participate in Company benefit plans and receive all other compensation set forth in Section 4 above.

5.3. By the Company for Cause. During the Term, the Company may terminate Executive’s employment for Cause as defined in Section 1.4 above. If Executive’s employment is terminated for Cause as defined in Section 1.4 above, then the Company shall have no further obligation to Executive other than to immediately pay his Final Compensation.

5.4. By the Company Without Cause. During the Term, the Company may terminate Executive’s employment without Cause at any time upon thirty (30) days written notice to Executive. If Executive’s employment is terminated by the Company without Cause then, in addition to immediately paying Executive the Final Compensation and Final Bonus, Executive shall be paid severance equal to eighteen (18) months Base Salary (the “Severance Payment”). In the event that Executive is selected by the Required Consenting Equityholders (subject to the consent right of AT&T and in consultation with the Consenting Noteholders) to serve as either the Chief Executive Officer, the Chief Operating Officer, or the Chairman of Reorganized Goodman, then the applicable employment agreement with Reorganized Goodman shall be modified to increase severance pay from eighteen months to twenty-four months. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering to the Company and not revoking a release in a similar form to the form attached hereto as Exhibit A (the “Release”) within sixty (60) days after the Termination Date. The Severance Payment shall be paid in accordance with the following schedule: (i) an amount equal to 50% of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5)

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business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned)), and (B) each of the remaining three (3) payments (the “Quarterly Payments”) being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event the Company terminates Executive’s employment without Cause, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.5. By Executive for Good Reason. During the Term, Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, the following shall constitute “Good Reason” for termination by Executive:

(a) any material diminution in Executive’s authority, duties or responsibilities with the Company;

(b) the assignment to Executive of any duties or responsibilities that are materially inconsistent with Executive’s existing duties or responsibilities as Executive Chairman;

(c) any reduction by the Company in Executive’s Base Salary, Management Bonus or Retention Bonus;

(d) a Change in Control;

(e) unless otherwise consented to in writing by Executive, the imposition of any requirement that Executive relocate to, or perform any of his duties hereunder at, any location that is more than fifty (50) miles from his current primary residence located at 1008 Middle Creek Road, Fredericksburg, Texas 78624; provided, however, that reasonable and customary business travel, and the expectation that Executive will perform certain functions in other offices of the Company in the ordinary course of business consistent with past practices, shall not be deemed a required relocation under this Section 5.5(e);

(f) the Company’s failure to obtain the express assumption of this Agreement by any successor to the Company;

(g) any material breach by the Company of any agreement (including, without limitation, this Agreement) between it and Executive; or

(h) any requirement that Executive report to some person or persons other than the Board.

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Any Good Reason shall not be waived by Executive’s continued employment following an act or omission giving rise to such Good Reason. However, Executive shall not be deemed to have been terminated for Good Reason pursuant to Section(s) 5.5(a), (b), (c), (f) or (g) above without having first provided at least thirty (30) days written notice to the Company setting forth the specific acts or omissions which constitute or give rise to Good Reason and the Company fails to cure such acts or omissions within the thirty (30) day notice period.

If Executive’s employment is terminated by Executive for Good Reason then, in addition to immediately paying Executive the Final Compensation and Final Bonus, Executive shall be paid the Severance Payment. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering the Release to the Company and not revoking the Release as provided therein within sixty (60) days after the Termination Date. The Severance Payment shall be paid in accordance with the following schedule: (i) an amount equal to 50% of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned), and (B) each of the remaining Quarterly Payments being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (l) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event Executive terminates his employment for Good Reason, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.6. By Executive Other than for Good Reason. During the Term, Executive may terminate his employment at any time upon sixty (60) days’ written notice to the Company. In the event of termination by Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay Executive his Base Salary for the notice period (or for any remaining portion of the period). If Executive’s employment is voluntarily terminated by him other than for Good Reason, then the Company shall pay Executive the Final Compensation within six (6) days of his Termination Date.

5.7. By Expiration of the Term. If Executive’s employment with the Company terminates upon the expiration of the Term, Executive shall be paid the Final Compensation, Final Bonus (not prorated), and the Severance Payment. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering to the Company and not revoking the Release as provided therein within sixty (60) days after the Termination Date. The Severance Payment shall be paid in accordance with the following schedule: (i) an amount equal to 50% of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day

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time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned), and (B) each of the remaining Quarterly Payments being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event Executive’s employment with the Company terminates at the expiration of the Term, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.8. Continued Payment of Insurance Premiums. Upon termination of Executive’s employment under any of Sections 5.4, 5.5, or 5.7 above, the Company shall also pay 100% of the monthly premiums on the Policies for a period of up to thirty-six (36) months, or such shorter period as allowed by the Policy, from and after the Termination Date, to the extent permitted by law and subject to Executive’s validly electing to continue coverage under such Policies. If any one or more of the Policies expire, the Company shall procure a substantially similar policy to replace each such expired policy for Executive and pay 100% of the monthly premium on such Policy. Executive understands and agrees that the payments made pursuant to this Section 5.8 shall be included in his taxable income to the extent required by applicable law. Notwithstanding the foregoing, if the payments made pursuant to this Section 5.8 would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to PPACA, the Company shall reform this Section 5.8 in a manner as necessary to comply with PPACA.

5.9. Section 409A and Timing of Payments. For purposes of this Agreement, any references to termination of employment shall mean a “separation from service” under Section 409A of the Code. If, at the time Executive’s employment with the Company terminates, the Company is publicly traded (as defined in Section 409A of the Code), any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the Termination Date shall be paid at the later of the time otherwise provided in Section 5 or the earliest time that will prevent such amounts from being considered deferred compensation. For purposes of Section 409A of the Code, each payment under this Section 5 (and each other severance plan payment) will be treated as a separate payment.

6. Effect of Termination.

6.1. Benefits. Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of the termination of Executive’s employment without regard to any continuation of Base Salary or other payment to Executive following such Termination Date; provided, however, that in the event Executive’s employment is terminated pursuant to Section(s) 5.2, 5.4, 5.5 or 5.7 above, the Company shall pay any monthly premiums attributable to COBRA coverage for Executive and his “qualified beneficiaries” (as defined by COBRA) should

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Executive elect to receive or be provided such coverage for up to thirty-six (36) months, or such shorter period allowed by COBRA, and the Company shall continue any benefits provided pursuant to the Executive Benefit Plan that are not covered by COBRA for a period of thirty-six (36) months. Executive understands and agrees that payments made pursuant to this Section 6.1 shall be included in his taxable income to the extent required to avoid adverse tax consequences on the Company or Executive with respect to reimbursements under the Company’s group health insurance plan for Executive and/or his qualified beneficiaries.

6.2. Survival of Obligations. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder, including termination of this Agreement upon the expiration of the Term, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7 and 8 hereof and the obligations of the Company under Section 5.

6.3. Mitigation Not Required. Executive shall not be required to mitigate the amount of any payment(s) provided for in this Agreement either by seeking employment or otherwise. Furthermore, the Company shall not be entitled to set off or reduce any payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in any future employment.

6.4. Legal Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the validity, interpretation, enforceability, or liability under any provision of this Agreement then (regardless of the outcome, unless and until it shall be determined by a court of competent jurisdiction in a final, non-appealable decision in favor of the Company or that the Company’s interpretation of the Agreement is otherwise substantially accurate), the Company shall reimburse Executive for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute within thirty (30) days of receiving such request and reasonable documentation (which need not include any privileged or confidential information of Executive) of such fees and expenses from Executive. Notwithstanding anything to the contrary contained herein, in the event a court of competent jurisdiction, in a final, non-appealable decision, finds in favor of the Company or that the Company’s interpretation of the Agreement is otherwise substantially accurate, Executive shall reimburse the Company for all legal fees and expenses previously paid to Executive (without interest) with respect to such contest or dispute within thirty (30) days of such finding. No reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Section 6.4 during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 6.4 is not subject to liquidation or exchange for another benefit.

7. Confidential Information. Ownership of Information, Inventions and Original Work, and Restrictive Covenants.

7.1. Confidential Information. Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive may develop Confidential Information for the Company or its Affiliates, and that the Company has and will continue to provide Executive with Confidential Information during the course of his

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employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or entity or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to his employment by the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply for a period of two (2) years after his employment terminates, regardless of the reason for such termination.

7.2. Safeguard and Return of Documents. All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates all Documents then in Executive’s possession or control with the exception of this Agreement or other documents related to Executive’s compensation or benefits.

7.3. Ownership of Information, Inventions and Original Work. Executive agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulations, concepts or ideas which are conceived, created or developed by Executive, either alone or with others (collectively referred to as “Work Product”), is the exclusive property of the Company if:

(a) it was conceived or developed in any part on Company time;

(b) any equipment, facilities, materials, or Confidential Information of the Company was used in its conception or development; or

(c) it either (i) relates, at the time of conception or reduction to practice, to the Company’s business or to an actual or demonstrably anticipated research or development project of the Company, or (ii) results from any work performed by Executive for the Company.

Executive agrees to assist the Company in obtaining a patent or copyrights on such Work Product and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright. Executive shall maintain adequate written records of such Work Product in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times.

7.4. Restrictive Covenants. Executive acknowledges that, in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company’s legitimate business interests (which include, but are not limited to, continuation of contracts and relationships with its customers, its reputation, its competitive advantage, its goodwill and the value of the shares and options awarded to Executive with respect to the Company’s stock), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Executive shall not, during his employment at the Company or for a period of eighteen (18) months following the termination of employment:

(a) engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Executive’s employment, including, but not limited to, telecom consulting, telecom field services, wireline EFI&T services, wireless EFI&T services, software, or circuit audits, retrofits or software development , but shall specifically exclude any OEM telecom company, cable company, or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Executive performed services for the Company;

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(b) have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by Executive of any stock or other equity interest listed on any national securities exchange of any corporation or other entity conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock or equity interests owned by Executive does not exceed five percent (5%) of the total outstanding stock or equity interests of such entity;

(c) solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Executive’s employment with the Company and which Executive either: (a) called on, serviced, did business with, or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(d) solicit, induce, or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate his/her employment with the Company and/or to accept employment elsewhere.

8. Assignment of Rights to Intellectual Property. Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including, without limitation, execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. All copyrightable works that Executive creates in the course of his employment by the Company shall be considered “work made for hire.”

9. Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, but not limited to, the restraints contained in Section 7 above. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

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10. Assignment and Succession.

10.1. No Assignment by Executive. This Agreement is personal to Executive and (except as provided in Section 4.8 above) shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representative.

10.2. Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement only to an assignee that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11. Indemnification. The Company hereby agrees to indemnify Executive (on an after-tax basis) and hold him harmless to the fullest extent permitted by law against any and all actions, claims, demands, proceedings, damages, losses or suits, including (without limitation) all costs and/or expenses of defense (including but not limited to attorneys’ fees) resulting from Executive’s good faith performance of his duties and obligations with the Company. The Company also agrees to indemnify and reimburse Executive (on an after-tax basis) if any amounts payable to Executive under this Agreement are subject to additional income or excise tax under either Section 409A or 4999 of the Code or any similar or successor provisions of 409A or 4999. The Company agrees to pay for any and all such costs, fees, expenses and/or taxes within thirty (30) days of it receiving an invoice or bill for such costs, fees, expenses and/or taxes.

12. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing as follows:

If to the Company:

Goodman Networks Incorporated

2801 Network Blvd., Suite 300

Frisco, Texas 75034

Attention: Board of Directors

If to Executive:

Mr. Jason A. Goodman

6613 Autumn Mist Cove.

Little Elm, Texas 75068

or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

13. Severability. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this

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Agreement, or the application or such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of such provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, understandings and agreements (excluding any agreements governing the rights and obligations of the Company and Executive with respect to the securities of the Company, and any Company-provided separate benefit or severance plans, all of which remain in full force and effect in accordance with their terms) between the parties pertaining to or concerning the subject matter of this Agreement. However, if any conflict or discrepancy exists between the terms of this Agreement and any other agreements or benefit plans of the Company, the terms of this Agreement shall control and be given full effect. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. Executive acknowledges and represents that in executing this Agreement, Executive does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or its Affiliates, except as expressly contained in this Agreement. The parties represent that they relied on their own judgment in entering into this Agreement.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

17. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. Governing Law and Forum Selection. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Any action brought in connection with this Agreement shall be brought exclusively in the state district court of Dallas or Collin County, Texas. The Parties hereby irrevocably consent to the exclusive jurisdiction and venue of such Texas state district court and waive any objection they may have to the laying of venue of any such proceeding in such court.

*********

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GOODMAN NETWORKS INCORPORATED

By:
Name:
Title:

JASON A. GOODMAN

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits to be provided to me in connection with my separation from the position of Chief Operating Officer of Goodman Networks Incorporated (the “Company”), as set forth in the Executive Employment Agreement between me and the Company (the “Agreement”), my receipt of which is conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs executives, administrators, beneficiaries, representatives and assigns, and all others claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, direct and indirect shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment with the Company or any of its subsidiaries or other affiliates or the termination of that employment including, but not limited to, any claim arising in common law, any tort claim, any claim for breach of contract or any claim made under any federal, state or local law, regulation, ordinance or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time) (all of the foregoing causes of action, rights and claims, collectively, “Claims”).

Excluded from the scope of this Release of Claims is (i) any claim arising after the effective date hereof with respect to the Company’s obligations under the terms of the Agreement, (ii) any right of exculpation, indemnification, advancement or contribution that I have pursuant to the governing documents of the Company, any resolutions of the Board of Directors of the Company, the Agreement, or any similar agreements or authorizations of the Company’s subsidiaries or other affiliates, and (iii) any benefit to which I may be entitled under any directors and officers, errors and omissions or similar insurance policy or policies maintained by the Company.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the date of my separation or termination from my position with the Company, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify or agree) from the date of my separation or termination from the Company. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven (7) day revocation period and only if I have not timely revoked it (“Release Effective Date”).

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Exhibit 2

Severance and Release Agreement for Jonathan Goodman

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This negotiated Separation Agreement and General Release (“Agreement”) is made and entered into between JONATHAN GOODMAN on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (“EXECUTIVE”) and Goodman Networks, Inc., and each and every officer, director, executive, agent, parent, subsidiary, wholly owned company, affiliate and division, and their successors, assigns, beneficiaries, legal representatives, insurers and heirs (collectively “COMPANY”) (the EXECUTIVE and the COMPANY are referred to collectively as the “Parties”).

Reference is hereby made to that certain Employment Agreement effective January 1, 2007, the First Amendment effective June 6, 2008, the Second Amendment effective July 15, 2008, the Amended and Restated Employment Agreement effective October 16, 2012, and the First Amendment to the Amended and Restated Employment Agreement effective April 11, 2014 by and between the COMPANY and the EXECUTIVE (the “Employment Agreement”), and all capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Employment Agreement. The Parties acknowledge they have continually honored the terms of the Employment Agreement notwithstanding its expiration on December 16, 2015 because EXECUTIVE’s employment with the Company did not terminate at the expiration of the Term under Section 5.7 of the Employment Agreement. The Parties acknowledge the thirty (30) day notice period in EXECUTIVE’s Employment Agreement is inapplicable and EXECUTIVE waives his right to receive this pay through the notice period.

The Parties desire to resolve all matters related to the EXECUTIVE’s employment with COMPANY and relationship with the COMPANY, including all matters arising under the Employment Agreement and matters related to his separation from employment without cause at COMPANY effective January 19, 2017 (“Separation Date”). In consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Consideration. In exchange for the promises made herein, the Parties agree that:

a.	As for Executive’s final Base Compensation and Final Bonus pursuant to the Employment Agreement, the following items described in clauses 1(a)(i) through 1(a)(vi) shall be paid or provided by the COMPANY to EXECUTIVE:

(i)	EXECUTIVE shall not be entitled to nor shall he receive any Management Bonus under the Employment Agreement;

(ii)	EXECUTIVE shall not be entitled to nor shall he receive any Retention Bonus under the Employment Agreement;

(iii)	EXECUTIVE shall not be entitled to nor shall he receive any company car under the Employment Agreement;

(iv)	EXECUTIVE shall not be entitled to nor shall he receive any equity grants under the Employment Agreement;

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(v)	EXECUTIVE shall not be entitled to nor shall he receive any real estate keep whole benefit under the Employment Agreement; and,

(vi)	The COMPANY shall reimburse EXECUTIVE, no later than February 28, 2017 for the EXECUTIVE’s business expenses which have been incurred but not reimbursed by the Separation Date, subject to substantiation prior to such date by the EXECUTIVE in accordance with the COMPANY’s expense reimbursement policies.

b.	After the effective date of this Agreement, which is the eighth (8) day after the EXECUTIVE signs this Agreement (“Effective Date”), the COMPANY agrees to pay EXECUTIVE, as set forth herein, cash severance benefits, subject to all applicable federal, state and local income and payroll taxes, deductions and withholdings, totaling twenty-four (24) months of Base Salary ($795,000.00) provided EXECUTIVE complies with Articles 7, 8, and 9 of the Employment Agreement, as well as other provisions of the Employment Agreement which survive termination. Payments are to begin on the COMPANY’s next regular payroll period after the Notice Period, and shall continue to be paid on the COMPANY’s regular payroll periods during the severance period and as specified in the Employment Agreement, only if the COMPANY enters into a pre-packaged Chapter 11 bankruptcy plan which does not affect the COMPANY’s obligations under this Agreement (the “Pre-Pack”). If the COMPANY approves entry into any bankruptcy plan other than the Pre-Pack, the COMPANY shall, prior to the filing of any such plan, make all payments due to EXECUTIVE hereunder in a lump sum. The severance payments provided for in this paragraph are in addition to and not part of the Notice Period Payment.

c.	EXECUTIVE may have the right to continue certain benefits pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) after the Separation Date and will receive a notification of COBRA rights under separate cover. Provided EXECUTIVE validly and timely elects COBRA continuation coverage, to the extent permitted by law, the COMPANY agrees to pay up to 100% of the COBRA premiums to continue medical, dental, and vision insurance coverage under the COMPANY’s group health insurance plan for EXECUTIVE and his “qualified beneficiaries” (as defined by COBRA) in accordance with COBRA and the terms of the COMPANY’s group health insurance plan, as it may be amended from time to time (the “Health Benefits”) for a period of up to eighteen (18) months or such shorter period allowed by COBRA from the Separation Date. EXECUTIVE understands and agrees that payments made pursuant to this Paragraph shall be included in his taxable income to the extent required by applicable law. EXECUTIVE and the COMPANY agree that the foregoing period of COMPANY-paid COBRA coverage shall count against, and reduce, the otherwise applicable period during which the EXECUTIVE and his “qualified beneficiaries” (as defined by COBRA) would be entitled to receive COBRA coverage that is not so paid by the COMPANY.

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d.	Notwithstanding any contrary provisions of the applicable Stock Option Award Agreements governing stock options granted to EXECUTIVE pursuant the Employment Agreement, on and following the Effective Date, if applicable, any outstanding stock options with respect to the COMPANY’s stock held by EXECUTIVE on the Separation Date may be exercised until the earlier of (i) the expiration date of the original “Option Period” as defined under such Stock Option Award Agreements (or such comparable defined term relating to the period of exercisability of the stock options), or (ii) the tenth (10th) anniversary of the date of grant of the respective stock option. The COMPANY and EXECUTIVE agree to executive such other documents in connection with the foregoing, including an amendment to the applicable Stock Option Award Agreements, as the COMPANY may determine should be executed to effectuate the foregoing provisions.

e.	EXECUTIVE acknowledges and agrees that he shall not be entitled any severance or other payments provided under this Agreement if he fails to return all assets and equipment provided to him for the performance of his duties.

f.	EXECUTIVE acknowledges that the foregoing is adequate consideration for this Agreement.

2. Acknowledgements. EXECUTIVE acknowledges that: (i) he has been paid for all hours worked, and paid all remuneration owed to him, including but not limited to all wages, bonuses, and all other payments, (ii) he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim, (iii) he has received payment for any accrued, but unused, paid time off and has no accrued but unused PTO due to him, (iv) he has received any leave to which he was entitled during his employment, (v) he has not been retaliated or discriminated against because he took a family or medical leave or any reason protected by law, (vi) COMPANY has not interfered with his ability to request or take such leaves, (vii) except as otherwise provided in this Agreement or provided by law, all other employment related benefits terminated as of the Separation Date, and (viii) he has returned all assets and equipment provided to him for the performance of his duties. EXECUTIVE will not be entitled to compensation for any bonus plan, savings plan, incentive plan or benefit not specifically mentioned within this Agreement.

3. Release of All Claims. The Parties intend to effectuate with this Agreement the complete extinguishment of any and all claims, known or unknown, and actions of any nature whatsoever, from the beginning of time to the effective date of this Agreement and to release and forever discharge COMPANY of and from any and all manner of actions, causes of actions, charges, suits, rights to attorneys’ fees or costs, debts, obligations, claims, and demands whatsoever in law or equity by reason of any matter, cause or thing whatsoever, and particularly, but without limitation of the foregoing general terms, by reason of any claims or actions arising from EXECUTIVE’s separation of employment with COMPANY. In addition, he unconditionally releases, discharges, waives, and holds harmless the COMPANY from each and every other claim, cause of action, right, liability, penalty, expense, or demand of any kind and nature, whether or not presently known to exist.

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With respect to the claims that EXECUTIVE is releasing and waiving, he is releasing and waiving not only his right to recover money or other relief in any action that he might institute, but also he is releasing and waiving his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local governmental agency or department. EXECUTIVE acknowledges and agrees that the released claims include any that have been or may hereafter be asserted on EXECUTIVE’s behalf in any class or collective action relating to his employment and/or the termination of his employment with the COMPANY (“Class/Collective Action”). Accordingly: (a) EXECUTIVE waives any right to participate in any Class/Collective Action, including serving as a class representative or named plaintiff; and (b) EXECUTIVE waives any right to receive notice of any pending or resolved Class/Collective Action. In the event that EXECUTIVE is included or identified as a member or potential member of a class or collective in Class/Collective Action, he agrees to (i) opt out of such proceeding after learning of his inclusion by executing without objection or delay any opt out form presented to him, and/or (ii) not to opt in to such proceeding.

Excluded from the release and waiver are any claims or rights which cannot be waived by law, such as his right to file a charge with an administrative agency or participate in any agency investigation. EXECUTIVE is, however, waiving his right to recover any money in connection with such a charge or investigation. If a lawful subpoena to testify before any entity is issued to EXECUTIVE, he will immediately notify COMPANY and provide it with a copy of the subpoena.

This Agreement is a full and final bar to any claims that EXECUTIVE may have against COMPANY, including, without limitation, any claims:

(a) arising from his terms and conditions of employment, separation from employment, or the employment practices of the COMPANY, including but not limited to claims alleging a violation of personnel policies, stock agreements, benefit plans, procedures, and handbooks;

(b) relating to any claims for punitive or compensatory damages; back and/or front pay claims and fringe benefits including bonuses; disability benefits; penalties; interest; or payment of any attorneys’ fees, costs or expenses for him;

(c) arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Consolidated Omnibus Reconciliation Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Re-Employment Rights Act, Texas Commission on Human Rights Act/Texas Employment Discrimination Law, Texas Disability Discrimination Law, Texas whistleblower protection statute, Texas Minimum Wage Act, Texas wage payment law, state and local human rights and/or discrimination laws, state and local wage and hour laws, state and local equal pay laws, state and local leave laws, state and local whistleblower laws, state

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and local unfair competition laws, and claims alleging discrimination or harassment or aider and abettor liability on the basis of pregnancy, age, race, color, gender (including sexual harassment), national origin, ancestry, disability, medical condition, genetic information, religion, sexual orientation, marital status, caregiver status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; and,

(d) based on any express or implied contract or covenant of good faith and fair dealing, tort, common law, negligence, constitutional, statutory, whistleblower, public policy, personal injury, invasion of privacy, defamation, emotional distress, retaliation, detrimental reliance, or wrongful discharge theory.

EXECUTIVE expressly understands that among the various rights and claims being released and waived in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”). This general release does not cover rights or claims under the ADEA arising after he signs this Agreement.

4. Covenant Not To Sue. A “covenant not to sue” is a legal term which means EXECUTIVE promises not to file a lawsuit in court. It is different from the Release of claims contained in Paragraph 3 above. Besides waiving and releasing the claims covered by Paragraph 3 above, he further agrees not to sue COMPANY in any forum for any reason, including but not limited to claims, laws or theories covered by the Release language in Paragraph 3 above. Notwithstanding this Covenant Not To Sue, he may bring a claim against COMPANY to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If he sues the COMPANY in violation of this Agreement, he shall be liable to the COMPANY for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if he sues the COMPANY in violation of this Agreement, the COMPANY can require him to return all but $100 of the money paid to him pursuant to this Agreement. In that event, COMPANY shall be excused from making any further payments otherwise owed to EXECUTIVE under the terms of this Agreement.

5. Release of Unknown Claims. For the purpose of implementing a full and complete release, EXECUTIVE expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter; and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

6. Confidentiality. EXECUTIVE warrants that he has not to date and shall not in the future disclose to any person, organization, media, website, social media site, blogger, present or former EXECUTIVE’s of COMPANY, either directly or indirectly, in any manner whatsoever, any information regarding the terms of this Agreement, or any fact concerning its negotiation, execution or implementation. EXECUTIVE may make disclosures regarding this Agreement in a form no more extensive than necessary: (a) to the attorney(s) who are advising him in connection with this Agreement; (b) to his tax accountants, tax preparers of financial accounts;

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(c) to his spouse; or (d) to any taxing authority as necessary for the proper payment of taxes due, if any, on the settlement amount. EXECUTIVE shall instruct each of the individuals listed in this Paragraph that the information must be held confidential.

EXECUTIVE acknowledges he has continuing obligations under the Employment Agreement and other Confidentiality and Nondisclosure Agreements he signed with the COMPANY, and that during his employment with COMPANY, he had access to confidential and proprietary information of COMPANY as further defined in the Employment Agreement, any confidentiality agreement and in the COMPANY’s employment handbook.

7. Restrictive Covenants. The Parties acknowledge that the Employment Agreement contains Restrictive Covenants which, among other things, prohibits EXECUTIVE from engaging in or performing services for a Competing Business (as defined in the Employment Agreement), or soliciting any customer or client, or soliciting any COMPANY employee to terminate his/her employment for eighteen (18) months after the Separation Date.

8. Breach. In the event of EXECUTIVE’s breach of any terms of this Agreement, or any of the continuing obligations of the EXECUTIVE under the Employment Agreement, COMPANY may pursue any and all remedies allowable under state and federal law. Depending on the interpretation of applicable law, these remedies might include monetary damages, equitable relief, and recoupment of the consideration described in Paragraph 1 of this Agreement. In the event that any party commences an action for damages, injunctive relief, or to enforce the provisions of this Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and all costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.

9. Voluntary Agreement. EXECUTIVE acknowledges that he may consult with an attorney before he signs this Agreement. EXECUTIVE understands he has twenty-one (21) days within which to decide whether to sign this Agreement, although he may sign this Agreement at any time within the 21 day period. The Parties expressly agree that any change to the offer, whether material or immaterial, does not restart the running of the 21-day consideration period. If he does sign the Agreement, he will have an additional seven (7) days after he signs it to change his mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Anthony J. Rao, 2801 Network Blvd Suite 300 Frisco, TX 75034 by 5:00 P.M. on or before the seventh day following his signing of this Agreement. EXECUTIVE understands that the Agreement will not become effective until after that seven-day period has passed and, except as provided for herein, all assets and equipment provided to him for the performance of his duties has been returned prior to the extinguishment of the seven-day period. EXECUTIVE knowingly and voluntarily agrees to all of the terms in this Agreement and intends to be bound legally by them.

10. Non-Admission. The Parties expressly acknowledge that the fact and terms of the Agreement are not an admission or concession by COMPANY of any liability or other wrongdoing under any law.

11. Modifications. No modification of this Agreement shall be effective unless it is in writing duly signed by all of the Parties hereto.

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12. Severability. The Parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including but not limited to the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the Parties hereto shall be governed by the laws of the state of Texas without regard to its conflict of law rules. The Parties agree to venue and jurisdiction in the state and federal courts located in Texas.

14. Return of Assets, Equipment, Materials and Information. EXECUTIVE acknowledges that all materials and information received or generated by him in connection with his employment with the COMPANY, including but not limited to confidential and proprietary information set forth in Paragraph 6, are the sole property of COMPANY. EXECUTIVE acknowledges that, by the close of business on the Separation Date, he has returned to COMPANY all company property, including but not limited to confidential and proprietary information set forth in Paragraph 6, office keys, security and credit cards, files, product information, and computer hardware and software (EXECUTIVE confirms he has returned or disabled the original software and all copies in his possession). EXECUTIVE agrees to return, no later than the close of business on the Separation Date, all COMPANY materials and information and all copies thereof that are located or stored, electronically or otherwise, at his home and/or another site other than COMPANY’s offices. EXECUTIVE also agrees to return no later than the close of business on the Separation Date, all assets and equipment provided to him for the performance of his duties.

15. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter. The Parties understand and acknowledge that this Agreement is made without reliance upon any statement or representation other than those expressly described herein.

16. Non-Disparagement. EXECUTIVE agrees that he will not disparage or criticize the past or present decisions, policies or practices of COMPANY or its officers and executives, and that he will not make disparaging statements about COMPANY, its officers, executives, or any individual or entity with whom COMPANY has or may have a business or personal relationship. COMPANY agrees it will not disparage or defame EXECUTIVE.

17. Section 409A. For purposes of the rules under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. It is intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). In addition, to the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which the EXECUTIVE participated during the term of the EXECUTIVE’s employment with the COMPANY or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in

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accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

18. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument but all such counterparts shall constitute one agreement. The Parties agree a facsimile signature or PDF of an original signature sent via email shall be deemed to be original signatures.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

JONATHAN GOODMAN

Dated:

GOODMAN NETWORKS, INC.

Dated:
JOHN GOODMAN
Chief Executive Officer

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EXHIBIT B

Joinder Agreement

FORM OF JOINDER AGREEMENT FOR CONSENTING NOTEHOLDERS

This Joinder Agreement to the Restructuring Support and Forbearance Agreement, dated as of January 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Goodman Networks Inc. (“Goodman”), its subsidiary parties thereto (collectively, the “Company”),1 the holders of the Secured Notes party thereto, (together with their respective successors and permitted assigns, the “Consenting Noteholders” and each, a “Consenting Noteholder”) and the stockholders of Goodman party thereto (collectively, such stockholders, together with any applicable affiliates, the “Consenting Equityholders” and each a “Consenting Equityholder”) is executed and delivered by [                    ] (the “Joining Party” and together with the other parties to the Agreement, the “Parties”) as of [            ], 201  . Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.	Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). Pursuant to Section 3(f) of the Agreement, the Transfer of any Secured Notes Claims will not be valid and will be void ab initio unless the Joining Party executes this Joinder Agreement prior to such Transfer. The Joining Party shall hereafter be deemed to be a “Consenting Noteholder” and a “Party” for all purposes under the Agreement and with respect to any and all claims held by such Joining Party.

2.	Representations and Warranties. With respect to the aggregate principal amount of Secured Notes set forth below its name on the signature page hereof, the Joining Party hereby makes the representations and warranties of the Consenting Noteholders set forth in Section 8(b) thereof to each other Party to the Agreement.

3.	Governing Law.

(a) This Joinder Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

(b) Each of the Parties agrees that any legal action, suit or proceeding arising out of or relating to this Joinder Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, as described

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The “Company” includes Goodman, Goodman Network Services, LLC, Minnesota Digital Universe, Inc., Multiband Corporation, Multiband EWM, Inc., Multiband EWS, Inc., Multiband Field Services, Incorporated, Multiband MDU Incorporated, Multiband Special Purpose, LLC, and Multiband Subscriber Services, Inc.

herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Joinder Agreement, the Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Joinder Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT, THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.

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IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING NOTEHOLDER]

By:

Name:

Title:

Principal Amount of Secured Notes: $

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

GOODMAN NETWORKS INC., on behalf of itself and each of the other parties constituting the “Company” under the Agreement

By:

Name:

Title:

EXHIBIT C

Milestones

1)	the Company shall commence the Chapter 11 Cases by filing bankruptcy petitions with the Bankruptcy Court no later than February 27, 2017 (such filing date, the “Petition Date”);

2)	within two (2) calendar days after the Petition Date, the Parties shall file with the Bankruptcy Court: (i) the Plan and Disclosure Statement, and (ii) a motion seeking, among other things: (A) approval of the Disclosure Statement; (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan; and (C) to schedule the hearing to consider confirmation of the Plan;

3)	no later than sixty (60) calendar days after the Plan and Disclosure Statement are filed, the Bankruptcy Court shall have entered the Confirmation Order; and

4)	no later than fifteen (15) calendar days after entry of the Confirmation Order by the Bankruptcy Court, the Parties shall consummate the Restructuring Transactions (the date of such consummation, the “Plan Effective Date”).

EXHIBIT D

Affiliate Transactions

1)	Master Services Agreement (Sprint-NOC) between Genesis Networks Enterprises, Inc. and Goodman Networks, Inc.

2)	Ranch Lease with Goodman Brothers LP and Goodman Networks, Inc.

EXHIBIT E

Claims Schedule

Total Estimated Claims: $37 million

1)	Accounts Payable and Accrued Liabilities: $30 million

2)	Other Claims: $7 million

EXHIBIT F

Claims Against the Company

1)	From time to time, John Goodman, Jason Goodman, and/or Jonathan Goodman may make Claims for indemnification pursuant to:

a)	Indemnification Agreement, dated as of October 1, 2012, by and between Goodman Networks, Inc. and John Goodman;

b)	Indemnification Agreement, dated as of October 1, 2012, by and between Goodman Networks, Inc. and Jason Goodman; and

c)	Indemnification Agreement, dated as of October 1, 2012, by and between Goodman Networks, Inc. and Jonathan Goodman.

2)	From time to time, John Goodman and Jason Goodman may have claims against the Company for employment services rendered pursuant to the Employment Agreements attached as Exhibit 1 to the Term Sheet.

3)	From time to time, Jonathan Goodman may have claims against the Company pursuant to the Confidential Separation Agreement and General Release attached as Exhibit 2 to the Term Sheet.

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